Exhibit 10.7

EXECUTION COPY

EAGLE TOPCO LP

AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP

Dated as of December 9, 2011

THE PARTNERSHIP INTERESTS ISSUED PURSUANT TO THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

SUCH PARTNERSHIP INTERESTS ARE ALSO SUBJECT TO THE ADDITIONAL RESTRICTIONS ON TRANSFER AND MANDATORY SALE PROVISIONS SET FORTH IN THIS AGREEMENT.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Definitions	1
1.2	Interpretative Matters	15

ARTICLE II ORGANIZATIONAL MATTERS		16
2.1	Formation of the Partnership	16
2.2	Effect of Partnership Agreement	16
2.3	Name	17
2.4	Powers; Purposes	17
2.5	Principal Office; Registered Office	17
2.6	Term	17
2.7	Foreign Qualification	18
2.8	Partnership Status	18

ARTICLE III ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS		18
3.1	Capitalization	18
3.2	Admission of Partners; Additional Partners	20
3.3	Capital Accounts	21
3.4	Negative Capital Accounts	21
3.5	No Withdrawal	21
3.6	No Right of Partition	21
3.7	Non-Certification of Units; Legend; Units Are Securities	22
3.8	Designated Limited Partner	22

ARTICLE IV DISTRIBUTIONS		23
4.1	Distributions	23
4.2	Successors	24
4.3	Distributions In-Kind	24
4.4	Tax Distributions	24
4.5	Right of Set-Off	24

ARTICLE V ALLOCATIONS		25
5.1	Allocations	25
5.2	Special Allocations	25
5.3	Tax Allocations	26
5.4	Limited Partners’ Tax Reporting	27
5.5	Withholding, Indemnification and Reimbursement for Payments on Behalf of a Limited Partner	27

ARTICLE VI RIGHTS AND DUTIES OF PARTNERS		28
6.1	Power and Authority of Partners	28
6.2	Voting Rights	28
6.3	Liability of Limited Partners	28
6.4	Performance of Duties; Conflicts of Interest	28
6.5	Investment Representations of Limited Partners	29

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ARTICLE VII MANAGEMENT OF THE PARTNERSHIP		29
7.1	Management Authority	29
7.2	No Liability to Partnership or Limited Partners	30
7.3	Delegation of Authority	30
7.4	Performance of Duties; Liability of Directors and Officers of the General Partner	30
7.5	Indemnification	31
7.6	Affiliate Transactions	33

ARTICLE VIII TAX MATTERS		34
8.1	Designation of Tax Matters Partner	34
8.2	Preparation of Tax Returns	34
8.3	Tax Elections	34
8.4	Tax Controversies	34
8.5	Tax Allocations	34
8.6	Fiscal Year; Taxable Year	35

ARTICLE IX TRANSFER OF SHARES; SUBSTITUTE MEMBERS		35
9.1	Restrictions on Transfers	35
9.2	Call by the Partnership	35
9.3	Tag-Along	38
9.4	Partnership Sale.	39
9.5	Preemptive Rights	40
9.6	Substituted Partner	41
9.7	Effect of Transfer	42
9.8	Additional Transfer Restrictions	42
9.9	Transfer Fees and Expenses	42
9.10	Effective Date of Transfers	42
9.11	Effect of Death or Incapacity	42
9.12	General Partner Consent	42

ARTICLE X DISSOLUTION AND LIQUIDATION		43
10.1	Dissolution	43
10.2	Liquidation and Termination	43
10.3	Complete Distribution	44
10.4	Cancellation of Certificate	44
10.5	Reasonable Time for Winding Up	44
10.6	Return of Capital	44
10.7	HSR Act	44
10.8	Termination	45

ARTICLE XI CERTAIN AGREEMENTS		45
11.1	Public Offering	45
11.2	Demand Registrations	45
11.3	Piggyback Registration.	48
11.4	Holdback Agreements.	49
11.5	Registration Procedures	49
11.6	Registration Expenses	53
11.7	Indemnification	53

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11.8	Rules 144 and 144A	55
11.9	Underwritten Registrations	56
11.10	Books and Records	56
11.11	VCOC Compliance	56

ARTICLE XII GENERAL PROVISIONS		56
12.1	Power of Attorney	56
12.2	Amendment	57
12.3	Remedies	57
12.4	Successors and Assigns	57
12.5	Severability	57
12.6	Counterparts	57
12.7	Applicable Law	57
12.8	Addresses and Notices	58
12.9	Creditors	58
12.10	Waiver	58
12.11	WAIVER OF JURY TRIAL	58
12.12	Further Action	59
12.13	Entire Agreement	59
12.14	Delivery by Facsimile or Email	59
12.15	Survival	59
12.16	Confidentiality	59
12.17	Reimbursement of Expenses	60

SCHEDULES AND EXHIBITS

Schedule of Units

Schedule of Partners

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

EAGLE TOPCO LP

This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Eagle Topco LP, a Delaware limited partnership (the “Partnership”), is entered into on December 9, 2011 (the “Amendment Date”) by and among Eagle GP, Inc., a Delaware corporation, as the sole general partner and those persons and entities listed on the Schedule of Partners attached hereto as limited partners (and those limited partners subsequently admitted pursuant to the terms of this Agreement, together with their permitted successors and assigns who are admitted as Substituted Partners).

RECITALS:

WHEREAS, the term of the Partnership commenced on April 26, 2011, upon the filing with the Secretary of State of the State of Delaware of the Certificate of Limited Partnership;

WHEREAS, the Partners entered into an Agreement of Limited Partnership (the “Original Agreement”), dated May 16, 2011 (the “Effective Date”); and

WHEREAS, the Partners desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto, each intending to be legally bound, agree that during the term of the Partnership, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act, and further agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the 1934 Act shall be deemed to include any corresponding provisions of future law.

“Additional Partner” means any Person that has been admitted to the Partnership as a Partner after the Amendment Date pursuant to Section 3.2(b) by virtue of having received its Partnership Interest from the Partnership and not from any other Partner or Assignee.

“Adjusted Capital Account Deficit” means, with respect to any Person’s Capital Account as of the end of any taxable year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Capital Account balance shall be (i) reduced for any items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and (ii) increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i)(5) (relating to minimum gain).

“Affiliate” when used with reference to another Person means any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such other Person. In addition, Affiliates of a Partner shall include all its partners, officers, employees and former partners in their capacities as such; provided, that for purposes of the definition of Apax Group, “Affiliate” shall not include such Partner’s partners, officers, employees and former partners.

“Agreement” has the meaning set forth in the preamble hereto.

“Amendment Date” has the meaning set forth in the preamble hereto.

“Apax Group” means the Apax Investors and their Affiliates.

“Apax Holders” means the Apax Investors and any Person holding Units originally acquired by the Apax Investors on the Effective Date that were Transferred to such Person in accordance with the provisions of Article IX.

“Apax Investors” means each of Apax Europe VI Nominees Limited (on behalf of Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P.), Apax Europe VII Nominees Limited (on behalf of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P. and Apax Europe VII-1, L.P.), Apax US VII, L.P and Eagle AIV LP.

“Apax Requesting Holders” means the Apax Majority Holders requesting registration of Registrable Securities pursuant to Section 11.2.

“Apax IRR” means the internal rate of return for the Apax Group (measured at the time of any Distribution) based on the aggregate value of the Apax Group’s investments in the Partnership and its Subsidiaries from the Offer Closing (as defined in the Epicor Merger Agreement) to any Liquidity Event taking into account all (i) cash investments made by the Apax Group in the Partnership and its Subsidiaries (“Applicable Inflows”) and (ii) cash outflows made by the Partnership or any of its Subsidiaries to the Apax Group (“Applicable Outflows”) in the form of, without duplication, (A) distributions in respect of the Common Series A Units, (B) sales proceeds in respect of equity interests to the extent received in cash (any sales proceeds received in a different form, the “Illiquid Proceeds”) and (C) cash received in respect of any Illiquid Proceeds. For the sake of clarity, Applicable Outflows shall exclude management, services, transaction and other fees and expense reimbursements payable to the Apax Group (if any), and shall be reduced (without duplication) by expenses incurred by the Apax Group in connection with any transaction giving rise to Applicable Outflows (whether or not the Apax Group has been reimbursed for such expenses). The Apax IRR shall be calculated on the basis of the actual days from the investment of Applicable Inflows to the realization of Applicable Outflows on a continuously compounded basis. On the Investment Termination Date, the Apax IRR shall be calculated taking into account the Fair Market Value of any remaining Equity Securities held by the Apax Group.

“Apax VCOC Partners” means each of Apax US VII, L.P., Apax Europe VII-A, L.P. and Apax Europe VI-A, L.P.

“Approved Partnership Sale” has the meaning set forth in Section 9.4(a).

“Assignee” means any Transferee to which a Partner or another Assignee has Transferred all or a portion of its interest in the Partnership in accordance with the terms of this Agreement, but that is not a Partner.

“Assumed Tax Rate” means 40% or a rate determined by the General Partner.

“Authorized Common Series A Units” has the meaning set forth in Section 3.1(a).

“Authorized Common Series B Units” has the meaning set forth in Section 3.1(a).

“Authorized Common Series C Units” has the meaning set forth in Section 3.1(a).

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events: (a) the filing of an application by such Person for, or a consent to, the appointment of a trustee or custodian of such Person’s assets; (b) the filing by such Person of a voluntary petition in Bankruptcy or the seeking of relief under Title 11 of the United States Code, as now constituted or hereafter amended, or the filing of a pleading in any court of record admitting in writing such Person’s inability to generally pay its debts as they become due; (c) the failure of such Person to pay its debts as such debts become due; (d) the making by such Person of a general assignment for the benefit of creditors; (e) the filing by such Person of an answer admitting the material allegations of, or such Person’s consenting to, or defaulting in answering, a Bankruptcy petition filed against him in any Bankruptcy proceeding or petition seeking relief under Title 11 of the United States Code, as now constituted or as hereafter amended; or (f) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person as bankrupt or insolvent or for relief in respect of such Person or appointing a trustee or custodian of such Person’s assets and the continuance of such order, judgment or decree unstayed and in effect for a period of 60 consecutive calendar days.

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means any calendar day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

“Call Event” has the meaning set forth in Section 9.2(a).

“Call Group” has the meaning set forth in Section 9.2(a).

“Call Notice” has the meaning set forth in Section 9.2(a).

“Call Option” has the meaning set forth in Section 9.2(a).

“Call Period” has the meaning set forth in Section 9.2(a).

“Call Securities” has the meaning set forth in Section 9.2(a).

“Capital Account” has the meaning set forth in Section 3.3.

“Capital Contributions” means any cash, cash equivalents or, at the consent of the General Partner, the Fair Market Value of other property that a Partner contributes to the Partnership with respect to any Unit or other Equity Securities issued pursuant to Article III (net of liabilities assumed by the Partnership or to which such property is subject).

“Cause” with respect to a Management Partner, has the meaning attributed to such term under the, executed written employment agreement between such Management Partner and the Company or any of its Subsidiaries, in the absence of such employment agreement, “Cause” shall mean that such Management Partner:

(a) is dishonest or grossly negligent in the performance of his duties or has continually failed to perform his duties in all material respects (other than as a result of a disability) which continues beyond 10 days after a written demand for substantial performance specifying such failure(s) is received by such Management Partner from the Partnership and its Subsidiaries;

(b) has engaged in misconduct in connection with the performance of his duties which continues beyond 10 days after a written demand to cease such conduct is received by him from the Partnership or any of its Subsidiaries;

(c) has been indicted for, or entered into a plea of guilty or nolo contendere to, a crime that constitutes a felony, or a misdemeanor involving moral turpitude;

(d) has materially breached this Agreement, his employment agreement, or his confidentiality, non-solicitation and/or non-competition agreement(s), which breach, if curable, continues beyond, and is not cured within, 10 days after a written notice specifying such breach is received by such Management Partner from the Partnership or any of its Subsidiaries;

(e) is found by the Partnership or its Subsidiaries, after reasonable investigation, to have violated material written policies of the Company or any of its Subsidiaries, including, but not limited to, policies and procedures pertaining to harassment or discrimination, which violation, if curable, continues beyond, or is not cured within, 10 days after a written notice specifying such violation is received by such Management Partner from the Company or any of its Subsidiaries;

(f) has failed or refused to comply with a written directive from the board of directors of the Partnership or its Subsidiaries (unless such Management Partner reasonably believes such directive represents an illegal act), which continues beyond 10 days after a written demand for substantial performance specifying such failure(s) is received by such Management Partner from the Partnership or any of its Subsidiaries; or

(g) has received a confirmed positive illegal drug test result, and such Management Partner has not provided evidence refuting such result to the Company or any of its Subsidiaries after having been given a reasonable opportunity to do so.

“Claims” has the meaning set forth in Section 11.7(a).

“Class C Distribution Date” has the meaning set forth in Section 4.1.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Common Capital Amount” means (i) for any Common Series A Unit, the Common Series A Capital Amount, (ii) for any Common Series B Unit, the Common Series B Capital Amount and (iii) for any Common Series C Unit, the Common Series C Capital Amount.

“Common Series A Capital Amount” means, for any Common Series A Unit, $2.8571.

“Common Series B Capital Amount” means, for any Common Series B Unit, $2.8571.

“Common Series C Capital Amount” means, for any Common Series C Unit, the amount set forth in the Restricted Unit Agreement pursuant to which such Common Series C Unit was issued.

“Common Series A Limited Partners” means the Limited Partners holding an Economic Interest in Common Series A Units.

“Common Series B Limited Partners” means the Limited Partners holding an Economic Interest in Common Series B Units.

“Common Series C Limited Partners” means the Limited Partners holding an Economic Interest in Common Series C Units.

“Common Series A Units” has the meaning set forth in Section 3.1(a).

“Common Series B Units” has the meaning set forth in Section 3.1(a).

“Common Series C Units” has the meaning set forth in Section 3.1(a).

“Common Units” means the Common Series A Units, the Common Series B Units, Common Series C Units and any other class or series of Units that the General Partner may in the future designate as Common Units.

“Company” means Eagle Parent, Inc., a Delaware corporation.

“Competitor” means any Person engaged in or which proposes to engage in the business of providing sales, marketing and merchandising or other business services which are or would be competitive with any of the businesses of the Partnership or any of its Subsidiaries as then conducted or as any such businesses may be reasonably expected to be conducted in the future, or which otherwise competes with any product line of or service offered by the Partnership or any of its Subsidiaries.

“Cost Price” means, with respect to any Unit, the Capital Contribution made, if any, to the Partnership in respect of such Unit, less the amount of any Distributions made in respect thereof.

“Covered Persons” has the meaning set forth in Section 7.5(g).

“Covered Registrable Securities Person” has the meaning set forth in Section 11.7(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. § 17-101 et seq., as it may be amended from time to time and any successor to the Delaware Act.

“Demand Registration” has the meaning set forth in Section 11.2(a).

“Demand Right” has the meaning set forth in Section 11.2(a).

“Depreciation” has the meaning set forth in the definition of “Net Income” or “Net Loss” under paragraph (e) therein.

“Designated Employee” has the meaning set forth in Section 9.2(d).

“Designated Limited Partner” has the meaning set forth in Section 3.8.

“Disability,” with respect to a Management Partner, has the meaning attributed to such term under the executed written employment agreement between such Management Partner and the Company (or a parent or Subsidiary thereof) or, in the absence of such employment agreement, such Management Partner shall be deemed to have a “Disability” if, during the term of such Management Partner’s employment, such Management Partner shall become physically or mentally disabled, whether totally or partially, either permanently or so that the Management Partner, in the good faith judgment of the General Partner, is unable to perform his/her duties (with or without reasonable accommodation) for a period of 26 weeks during any twelve (12) month period of such Management Partner’s employment.

“Distribution” means each distribution after the Effective Date made by the Partnership to a Limited Partner, whether in cash, property or securities of the Partnership, pursuant to, or in respect of, Article IV or Article XI.

“Economic Interest” means the right to allocations of items of income, gain, loss, deduction, credit or similar items and the right to Distributions of cash and other property as provided in Article IV and Article XI of this Agreement and the Delaware Act, but shall not include any right to participate in the management or affairs of the Partnership, including the right to vote in the election of the General Partner, vote on, consent to or otherwise participate in any decision of the Partners, or any right to receive information concerning the business and affairs of the Partnership, in each case, except as expressly otherwise provided in this Agreement or required by the Delaware Act.

“Effective Date” has the meaning set forth in the recitals hereto.

“Employer Subsidiaries” has the meaning set forth in Section 9.2.

“Epicor Merger Agreement” means the Agreement and Plan of Merger by and among the Company, Element Merger Sub, Inc. and Epicor Software Corporation, dated as of April 4, 2011, as amended, restated or otherwise modified from time to time.

“Equity Securities” means, as applicable, (a) any capital stock, partnership or membership interests or other share capital, (b) any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests or other share capital or containing any profit participation features, (c) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, partnership or membership interests, other share capital or securities containing any profit participation features, (d) any share appreciation rights, phantom share rights or other similar rights, or (e) any Equity Securities issued or issuable with respect to the securities referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“Excess Retained Funds” has the meaning set forth in Section10.3.

“Excluded Units” means any New Units issued:

(a) to employees, directors, consultants, sales representatives and/or advisors of the Partnership and its Subsidiaries;

(b) to any Person which, in connection with such issuance, simultaneously enters into a significant business transaction (including, but not limited to, debt financings and acquisitions of businesses or assets, but excluding equity investments) with the Partnership or its Subsidiaries which is directly related to the business of the Partnership and its Subsidiaries;

(c) in connection with any merger, consolidation, acquisition or similar business combination;

(d) in connection with any Public Offering, or any effective registration statement under the Securities Act; and

(e) to any wholly-owned Subsidiary of the Partnership.

“Fair Market Value” means, with respect to any asset or securities, the fair market value for such assets or securities as between a willing buyer and a willing seller in an arm’s length transaction occurring on the date of valuation, taking into account all relevant factors determinative of value, as reasonably determined by the Board of Directors in good faith.

“Fair Value” means for any Unit and as of any date of determination, the amount, as reasonably determined by the Board of Directors in good faith, that the holder of such Unit would receive in respect of such Unit if the Partnership were sold as a going concern for its then Fair Market Value and, after payment of all indebtedness and reasonable reserves for contingent liabilities and obligations, the remaining proceeds were distributed to the holders of Units in accordance with the Distribution priorities specified in Section 4.1, taking into account all prior Distributions. For the avoidance of doubt, in determining the Fair Value of any Unit, no discount for minority ownership or illiquidity of a Unit shall be applied since Fair Value shall be determined based on the Fair Market Value of the Partnership as a private going concern as described in this definition, and not on the Fair Market Value of such Unit if it were sold separately.

“federal” means the federal government of the United States.

“Fiscal Year” means the fiscal year of the Partnership and its Subsidiaries, ending on December 31 of each calendar year.

“Floor Amount” means, with respect to any Common Series C Unit, the aggregate amount that would be distributable with respect to all then-outstanding Common Units (prior to the issuance of the common Series C Unit in question) pursuant to Section 4.1, assuming that an amount equal to the aggregate Fair Value of the Units were distributed to the holders of Units in accordance with the liquidation provisions of Article X.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied throughout the applicable periods both as to classification of items and amounts.

“General Partner” means Eagle GP, Inc., a Delaware corporation, and any successor to such Person approved in accordance with the terms of Section 7.1(a).

“Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case, having jurisdiction over the Partnership or any of its Subsidiaries or any of the property or other assets of the Partnership or any of its Subsidiaries.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Limited Partner to the Partnership shall be the gross Fair Market Value of such asset on the date of the contribution;

(b) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values as of the following times:

(i) the acquisition of an additional interest in the Partnership after the Effective Date by a new or existing Limited Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership;

(ii) the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing or a new Partner acting in a “partner capacity,” or in anticipation of becoming a “partner” (in each case within the meaning of Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii));

(iii) the Distribution by the Partnership to a Limited Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative Economic Interests of the Limited Partners in the Partnership;

(iv)the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and

(v) such other times as the General Partner shall reasonably determine to be necessary or advisable in order to comply with Regulations promulgated under Subchapter K of Chapter 1 of the Code.

(c) the Gross Asset Value of any Partnership asset distributed to a Limited Partner shall be adjusted immediately prior to such distribution to equal the gross Fair Market Value of such asset on the date of Distribution;

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that the General Partner reasonably determines that an adjustment pursuant to subparagraph (b) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e) with respect to any asset that has a Gross Asset Value that differs from its adjusted tax basis, Gross Asset Value shall be adjusted by the amount of Depreciation rather than any other depreciation, amortization or other cost recovery method.

“HSR Act” has the meaning set forth in Section 10.7.

“Income” means individual items of Partnership income and gain determined in accordance with the definitions of Net Income and Net Loss.

“Indemnified Party” has the meaning set forth in Section 11.7(c).

“Indebtedness” shall mean, for any Person at the time of any determination, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit or bankers’ acceptances issued for such Person’s account, (c) all obligations, whether or not assumed, secured by any Lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person other than a Permitted Lien, (d) all obligations for which such Person is obligated pursuant to a guarantee, (e) the capitalized portion of lease obligations under capitalized leases, (f) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), (g) the net obligations for which such Person is obligated pursuant to any hedging agreement or arrangement, (h) all obligations of such Person upon which interest charges are customarily paid or accrued and (i) all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness.

“Initial Public Offering” means a public offering and sale of Equity Securities of the Partnership (or any successor thereof) pursuant to an effective registration statement under the Securities Act, as amended, if immediately thereafter the Partnership (or any successor thereof) has publicly held securities listed on a national securities exchange or the NASDAQ.

“Investment Termination Date” means the first date on which either (i) the Apax Group holds, in the aggregate, less than 10% of the value of the outstanding Equity Securities of the Partnership, any successor to the Partnership and any Subsidiary of the Partnership, the Equity Securities of which are distributed to Partners, or (ii) the Partnership holds, directly or indirectly, less than 10% of the value of the Equity Securities of any Subsidiary following a Public Offering of such Subsidiary.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Partnership or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third Person of property leased to the Partnership or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement, or any subordination arrangement in favor of another Person.

“Limited Partner” means a Limited Partner identified on the Schedule of Partners as of the Amendment Date, or an Additional Partner or an Assignee who is admitted as a Limited Partner in accordance with the terms of this Agreement and the Delaware Act for so long as such Person continues to hold an Economic Interest in any of the Units.

“Liquidity Event” means the earlier to occur of (i) a Partnership Sale that is approved by the Board of Directors and (ii) the consummation of a Qualified Public Offering.

“Loss” means individual items of Partnership loss and deduction determined in accordance with the definitions of Net Income and Net Loss.

“Majority Apax Holders” means, at any time, the holders of a majority of the Units then held by the Apax Holders.

“Management Partner” means any Partner (i) who is (or, if an entity, is controlled by) an employee, director or other service provider of the Partnership or any of its Subsidiaries and (ii) any Partner who was (or, if an entity, is controlled by an individual who was) an employee, director or other service provider of the Partnership or any of its Subsidiaries at the time when the Partnership issued Units to such Partner.

“Net Income” or “Net Loss” means, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in such taxable income or loss), with the following adjustments:

(a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be added to such taxable income or loss;

(b) any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704- 1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of Net Income or Net Loss shall be subtracted from such taxable income or loss;

(c) in the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subparagraph (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain (if the adjustment increases the Gross Asset Value of the asset) or loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset for purposes of computing Net Income or Net Loss;

(d) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, with respect to a Partnership asset having a Gross Asset Value that differs from its adjusted basis for tax purposes, “Depreciation” with respect to such asset shall be computed by reference to the asset’s Gross Asset Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g); and

(f) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or 743(b) is required pursuant to Regulations Section 1.704- 1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Limited Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss.

(g) Notwithstanding any other provisions hereof, any item of income, gain, loss or deduction which is specially allocated pursuant to Section 5.2 shall not be taken into account for purposes of computing Net Income or Net Loss.

“New Units” has the meaning set forth in Section 9.5(a).

“Notice” shall have the meaning set forth in Section 3.1(e).

“Offered Units” shall have the meaning set forth in Section 9.5(a).

“Original Agreement” has the meaning set forth in the recitals hereto.

“Other Registration Rights” has the meaning set forth in Section 11.2(a)(iii).

“Over-Distributed Limited Partner” has the meaning set forth in Section 10.3.

“Over-Returning Limited Partner” has the meaning set forth in Section 10.3.

“Partner” means the General Partner and, each other Person listed as a Limited Partner on the Schedule of Partners attached hereto, and each other Person who is hereafter admitted as a Partner in accordance with the terms of this Agreement and the Delaware Act; in each case so long as each such Person continues to own a Partnership Interest. Except as otherwise set forth herein or in the Delaware Act, the Partners shall constitute a single class or group of members of the Partnership for all purposes of the Delaware Act and this Agreement.

“Partner Minimum Gain” means minimum gain attributable to Partner Nonrecourse Debt determined in accordance with Regulations Section 1.704-2(i).

“Partner Nonrecourse Debt” has the meaning set forth for the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).

“Partnership” has the meaning set forth in the preamble.

“Partnership Interest” means, with respect to each Partner, such Partner’s Economic Interest and rights as a Partner.

“Partnership Minimum Gain” has the meaning set forth for the term “partnership minimum gain” in Regulations Section 1.704-2(d).

“Partnership Sale” means the consummation of a transaction, whether in a single transaction or in a series of related transactions, with an independent third party, or a group of independent third parties, pursuant to which such party or parties (A) acquire (whether by merger, consolidation, or transfer or issuance of equity interests or otherwise) all or substantially all of the Equity Securities of the Partnership (or any surviving or resulting company) or (B) acquire assets constituting all or substantially all of the assets of the Partnership and its Subsidiaries (as determined on a consolidated basis).

“Partnership Sale Notice” has the meaning set forth in Section 9.4(a).

“Permitted Transferee” means for any Common Series B Limited Partner, such Partner’s spouse, parents, children or siblings (whether natural, step or by adoption), grandchildren (whether natural, step or by adoption) or to a trust, partnership, corporation or limited liability company controlled by such individual and established solely for the benefit of such Persons.

“Person” means an individual, a partnership (including a limited partnership), a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Entity.

“Piggyback Registration” has the meaning set forth in Section 11.3(a).

“Preemptive Offer” has the meaning set forth in Section 9.5(a).

“Preemptive Offer Acceptance Notice” has the meaning set forth in Section 9.5(b). “Preemptive Offer Period” has the meaning set forth in Section 9.5(a).

“Priority Right” has the meaning set forth in Section 11.2(c)(iii).

“Proceeding” has the meaning set forth in Section 7.5(a).

“Prohibited Transfer” means any Transfer of any Equity Securities of the Partnership to a Person which (a) may not be effected without registering the securities involved under the Securities Act, (b) would result in the assets of the Partnership constituting “Plan Assets” as such term is defined in the Department of Labor regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended, (c) would cause the Partnership to be controlled by or be under common control with an “investment company” for purposes of the Investment Partnership Act of 1940, as amended or to register as an investment company under such Act, (d) would require any securities of the Partnership to be registered under the 1934 Act, (e) is a Competitor of the Partnership (other than Transfers in accordance with Section 9.4), (f) would cause the Partnership to be a publicly traded partnership within the meaning of Code Section 7704(d) (and the Treasury Regulations promulgated thereunder), or (g) is in violation of this Agreement.

“Pro Rata Percentage” equals, with respect to any Limited Partner as of any date of determination in connection with any Preemptive Offer, a fraction, the numerator of which is the number of Common Series A Units and Common Series B Units held by such Partner and the denominator of which means the aggregate number of Common Series A Units and Common Series B Units collectively held by all Partners as of such date.

“Public Offering” means an underwritten sale to the public of the Partnership’s Equity Securities (or Equity Securities of any Subsidiary or successor) pursuant to an effective registration statement filed with the SEC on Form S-1 or Form S-3 (or any successor form adopted by the SEC) and after which the Partnership’s (or its Subsidiary’s or successor’s) Equity Securities are listed on the New York Stock Exchange, the American Stock Exchange or The NASDAQ Stock Market; provided that a Public Offering shall not include any issuance of Equity Securities in any merger or other business combination, and shall not include any registration of the issuance of Equity Securities to existing securityholders or employees of the Partnership and its Subsidiaries on Form S-4 or Form S-8 (or any successor form adopted by the SEC).

“Purchasing Holder” has the meaning set forth in Section 9.5(f).

“Qualified Public Offering” means a Public Offering which results in the sale by the Apax Holders of at least 30% of their Equity Securities in the Partnership (or its successor) or the sale by the Partnership of 30% of its Equity Securities in any of its Subsidiaries.

“Recapitalization” has the meaning set forth in Section 11.1.

“Refused Units” has the meaning set forth in Section 9.5(d).

“Registrable Securities” means (a) any Equity Securities of the Partnership and any successor of the Partnership issued or issuable to any Partner and vested in accordance with its terms and (b) any Equity Securities of the Partnership and any successor of the Partnership issued or issuable directly or indirectly with respect to the securities referred to in clause (a) above by way of recapitalization, distribution, exchange, merger, consolidation or other reorganization, including pursuant to a transaction of the type described in Section 11.1 of this Agreement. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have been (i) transferred in a Public Offering or in a Rule 144 transaction, (ii) acquired by the Partnership or one of its Subsidiaries or are no longer outstanding, or (iii) otherwise transferred and new certificates or other evidences of ownership not bearing a legend restricting further transfer and not subject to any stop transfer order or other restrictions on transfer shall have been delivered by the Partnership and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or such state securities or blue sky laws then in force.

“Registration Notice” has the meaning set forth in Section 11.2(a).

“Registration Request” has the meaning set forth in Section 11.2(a).

“Regulations” means the regulations, including temporary regulations, promulgated by the United States Treasury Department under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 5.2(e).

“Restricted Unit Agreement” means the Restricted Unit Agreement pursuant to which a Person receives Common Series C Units.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933 and applicable rules and regulations thereunder. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

“state” means any state within the United States or the District of Columbia.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing member, general partner or analogous controlling Person of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Partnership.

“Substituted Partner” means any Person that has been admitted to the Partnership as a Partner pursuant to Section 9.6 by virtue of such Person’s (a) receiving all or a portion of a Partnership Interest from a Partner or its Assignee (and not from the Partnership) and (b) having complied with the requirements of Section 9.6.

“Successor in Interest” means any (a) trustee, custodian, receiver or other Person acting in any Bankruptcy or reorganization proceeding with respect to, (b) assignee for the benefit of the creditors of, (c) trustee or receiver, or current or former officer, director or partner, or other fiduciary acting for or with respect to the dissolution, liquidation or termination of, or (d) other Transferee, executor, administrator, committee, legal representative or other successor or assign of, any Limited Partner, whether by operation of law or otherwise (including any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or substantially all of the assets or Equity Securities of the Partnership and its Subsidiaries).

“Tag Along Sale” has the meaning set forth in Section 9.3(a).

“Tag Along Notice” has the meaning set forth in Section 9.3(a).

“Tag Along Offerees” has the meaning set forth in Section 9.3(a).

“Tag Along Securities” has the meaning set forth in Section 9.3(a).

“Tax Distribution” has the meaning set forth in Section 4.4.

“Tax Matters Partner” has the meaning set forth in Section 8.1.

“Third Party” means any Person other than the Partnership or its Subsidiaries.

“Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.

“Unit” has the meaning set forth in Section 3.1(a).

“Unreturned Common Capital Amount” means, for any Common Unit, as of any time, an amount equal to the excess, if any, of (a) the Common Capital Amount of such Common Unit, over (b) the aggregate amount of Distributions made by the Partnership prior to such time with respect to such Common Unit under, or in respect of, Section 4.1(a).

“Vesting Date” means the first date, if any, on or prior to the Investment Termination Date that is (i) on or after the occurrence of a Liquidity Event and (ii) on which the Apax IRR is 8% or more.

1.2 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”;

(e) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the successors and permitted assigns of such Person;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) references to “$” or “dollars” means the lawful currency of the United States of America;

(k) references to any agreement, contract or schedule, unless otherwise stated, are to such agreement, contract or schedule as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; and

(l) the parties hereto have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Formation of the Partnership. The General Partner formed the Partnership pursuant to a Certificate of Limited Partnership dated April 26, 2011. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Secretary of State of the State of Delaware and shall continue until the dissolution and termination of the Partnership in accordance with the provisions of Article X hereof.

2.2 Effect of Partnership Agreement. The Partners hereby execute this Agreement for the purpose of establishing and continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. To the extent that the rights, powers, duties, obligations and liabilities of any Partners are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

2.3 Name. The name of the Partnership shall be “Eagle Topco LP” or such other name or names as the General Partner may designate from time to time. The General Partner shall promptly notify each Limited Partner in writing of any change in the Partnership’s name.

2.4 Powers; Purposes.

(a) General Powers. The Partnership shall have all of the powers of a Delaware limited partnership, including the power to engage in any lawful act or activity for which limited partnerships may be organized under the Delaware Act.

(b) Purposes. The nature of the initial business or purposes to be conducted or promoted by the Partnership is to acquire, own and/or dispose of Eagle Midco, Inc., a Delaware corporation, and any Subsidiaries thereof. The Partnership may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.

(c) Limitation. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Partnership to possess any purpose or power, or to do any act or thing, forbidden by law to a limited partnership organized under the laws of the State of Delaware. The Partnership shall not be permitted to borrow money.

(d) Partnership Action. Subject to compliance by the General Partner with the provisions of this Agreement and except as prohibited by applicable law, (i) the Partnership may, upon approval by the General Partner enter into and perform any and all documents, agreements and instruments, all without any further act, vote or approval of any Partner, and (ii) the General Partner may authorize any Person (including any Partner or its or their officers) to enter into and perform any documents on behalf of the Partnership.

2.5 Principal Office; Registered Office. The Partnership shall maintain an office and principal place of business at the offices of Apax Partners, L.P., 601 Lexington Avenue, 53rd Floor, New York, New York 10022 or at such other place or places in the United States as the General Partner may from time to time designate. The General Partner shall promptly notify each Limited Partner in writing of any change to the Partnership’s principal place of business.

2.6 Term. The term of the Partnership commenced on the date the Certificate was filed with the office of the Secretary of State of the State of Delaware and shall continue in existence perpetually until termination or dissolution in accordance with the provisions of Article X.

2.7 Foreign Qualification. The General Partner shall cause to be taken all actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other jurisdictions in which the Partnership engages in business.

2.8 Partnership Status. The Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement for any purpose, and neither this Agreement nor any other document entered into by the Partners relating to the subject matter hereof shall be construed to suggest otherwise. The Partners intend that the Partnership shall be treated as a partnership for United Stated federal and, if applicable, state or local income tax purposes, and each Partner and the Partnership shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

ADMISSION OF MEMBERS; CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

3.1 Capitalization.

(a) Units: Initial Capitalization. Each Partner’s interest in the Partnership, including such Partner’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Partnership and the right to vote, if any, on certain Partnership matters as provided in this Agreement shall be represented by units of limited partnership interest (each a “Unit”). The Partnership shall initially have three (3) authorized types of Units, consisting of Common Series A Units (the “Common Series A Units”), Common Series B Units (the “Common Series B Units”) and Common Series C Units (the “Common Series C Units”). The aggregate number of Common Series A Units authorized for issuance shall be 350,000,000.0000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series A Units, the “Authorized Common Series A Units”). The aggregate number of Common Series B Units authorized for issuance shall be 5,000,000.0000 (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series B Units, the (“Authorized Common Series B Units”). The aggregate number of Common Series C Units authorized for issuance shall be determined by the General Partner (as adjusted for any Unit dividend, Unit split, reverse Unit split or other proportional subdivision or combination of the Common Series C Units, the (“Authorized Common Series C Units”). The Partnership has issued as of the Amendment Date 226,453,397.5010 Common Series A Units, 0.0000 Common Series B Units and 0.0000 Common Series C Units, with the actual number of Common Series A and Series B Units based on the Common Series A Capital Amount and the Common Series B Capital Amount, respectively. Except as otherwise required by law, only Common Series A Units shall be entitled to vote on any matter presented to the Partners for approval. The ownership by a Limited Partner of Units shall invest such Limited Partner with the Economic Interest therein (except to the extent Transferred to an Assignee as permitted by this Agreement) and the governance rights set forth in this Agreement. For purposes of this Agreement, Units held by the Partnership or any of its Subsidiaries shall be deemed not to be outstanding. The Partnership may issue fractional Units, and all Units shall be rounded to the fourth decimal place.

(b) Issuance of Additional Units. Subject to the provisions of Section 9.5, the General Partner shall have the right to cause the Partnership to issue at any time after the Amendment Date, and for such amount and form of consideration as the General Partner may determine, (i) additional Units (of existing classes or new classes) or other Equity Securities of the Partnership (including creating other classes or series thereof having such powers, designations, preferences and rights as may be determined by the General Partner), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other Equity Securities of the Partnership and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other Equity Securities of the Partnership, and in connection therewith, and, subject to the provisions of Section 12.2, the General Partner shall have the power to make amendments to this Agreement as the General Partner in its discretion deems necessary or appropriate to give effect to such additional issuance; provided, that the issue price of any Equity Security issued pursuant to this Section 3.1(b) shall not be less than the Fair Value of such Equity Security at the time of issuance.

(c) Additional Terms of the Common Series C Units. The Common Series C Units may be issued from time to time to employees, officers, directors and other service providers of the Partnership and its Subsidiaries as determined by the General Partner. The Partnership shall reserve the Common Series C Units for issuance to employees, officers, directors and other service providers of the Partnership and its Subsidiaries, in the amounts set forth in Section 3.1(a) and on the terms set forth in a Restricted Unit Agreement or on such other terms, including vesting or repurchase, as the General Partner may determine in its discretion. In addition, the General Partner may from time to time establish such vesting, repurchase and other criteria for any newly created series of Common Units as the General Partner in its discretion determines. Notwithstanding any other provision of this Section 3.1(c) to the contrary, the General Partner may determine, in its discretion, the vesting criteria for any Common Series C Units issued to an employee, officer, director or service provider of the Partnership and its Subsidiaries and any repurchase rights with respect to such Common Series C Units. Each holder of Common Series C Units shall make and file an election under Code Section 83(b) within thirty (30) days of grant of any Common Series C Unit with respect to such Common Series C Unit.

(d) Recapitalization or Exchange of Units. Any recapitalization or exchange of Units (by Unit split or otherwise) or combination (by reverse Unit split or otherwise) of any particular class or series of outstanding Units shall be made contemporaneously to all classes and series of outstanding Units.

(e) Safe Harbor Election.

(i) By executing this Agreement, each Partner authorizes and directs the Partnership to elect to have the “safe harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Partnership transferred to a service provider by the Partnership (such as a Common Series C Unit) on or after the effective date of such Revenue Procedure in connection with services provided to the Partnership. For purposes of making such safe harbor election, the Tax Matters Partner is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Partnership and accordingly, for execution of a “safe, harbor election” in accordance with Section 3.03(1) of the Notice. The Partnership and each Partner hereby agree to comply with all requirements of the safe harbor described in the Notice, including the requirement that each Partner shall prepare and file all federal income tax returns reporting the income tax effects of each safe harbor partnership interest issued by the Partnership in a manner consistent with the requirements of the Notice.

(ii) A Partner’s obligations to comply with the requirements of this Section 3.1(e) shall survive such Partner’s ceasing to be a Partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership, and, for purposes of this Section 3.1(e), the Partnership shall be treated as continuing in existence.

(iii) Each Partner authorizes the Tax Matters Partner to amend Sections 3.1(e)(i) and (ii) to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service or Treasury Department guidance); provided, that such amendment is not materially adverse to such Partner (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Partnership transferred to a service provider by the Partnership in connection with services provided to the Partnership).

3.2 Admission of Partners; Additional Partners.

(a) Schedule of Units; Schedule of Partners. The Partnership shall maintain and keep at its registered office (i) a Schedule of Units on which it shall set forth the aggregate number of Units of each class and the aggregate amount of cash Capital Contributions that have been made by each Partner and the Fair Market Value of any property other than cash contributed by each Partner with respect to the Units (including, if applicable, a description and the amount of any liability assumed by the Partnership or to which contributed property is subject), and (ii) a Schedule of Partners on which it shall set forth the names and address of each Partner. The Partnership shall also maintain a schedule setting forth the name and address of each Partner, the number of Units of each class owned by such Partner and the aggregate Capital Contributions that have been made by such Partner with respect to such Partner’s Units.

(b) Additional Partners. The General Partner shall have the right to admit Additional Partners. A Person may be admitted to the Partnership as an Additional Partner upon furnishing to the General Partner (i) a joinder agreement, in form satisfactory to the General Partner, pursuant to which such Person agrees to be bound by all the terms and conditions of this Agreement, and (ii) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Partner (including entering into an investor representation agreement or such other documents as the General Partner may deem appropriate). Such admission shall become effective on the date on which the General Partner determines that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership. Upon the admission of an Additional Partner, the Schedule of Partners attached hereto shall be amended to reflect the name, address and Units and other interests in the Partnership of such Additional Partner.

3.3 Capital Accounts.

(a) The Partnership shall maintain a separate capital account for each Limited Partner according to the rules of Regulations Section 1.704-1(b)(2)(iv) (each a “Capital Account”). The Capital Account of each Limited Partner shall be credited initially with an amount equal to such Limited Partner’s cash contributions and the initial Gross Asset Value of any property contributed to the Partnership by the Limited Partner (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to).

(b) The Capital Account of each Limited Partner shall (i) be credited with all Income allocated to such Limited Partner pursuant to Section 5.1 and Section 5.2, and with the amount equal to such Limited Partner’s cash contributions and the initial Gross Asset Value of any property contributed to the Partnership by the Limited Partner (net of any liabilities securing such contributed property that the Partnership is considered to assume or take subject to) following the Effective Date, and (ii) be debited with all Loss allocated to such Limited Partner pursuant to Section 5.1 and Section 5.2, and with the amount of cash and the Gross Asset Value of any property (net of liabilities assumed by such Limited Partner and liabilities to which such property is subject) distributed by the Partnership to such Limited Partner.

(c) The Partnership may, upon the occurrence of the events specified in Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts of the Limited Partners in accordance with the rules of such Regulations and Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

3.4 Negative Capital Accounts. No Limited Partner shall be required to pay to any other Limited Partner or the Partnership any deficit or negative balance that may exist from time to time in such Limited Partner’s Capital Account (including upon and after dissolution of the Partnership).

3.5 No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contributions or Capital Account or to receive any Distribution from the Partnership, except as expressly provided herein.

3.6 No Right of Partition. No Limited Partner shall have the right to seek or obtain partition by court decree or operation of law of any property of the Partnership or any of its Subsidiaries or the right to own or use particular or individual assets of the Partnership or any of its Subsidiaries, or, except as expressly contemplated by this Agreement, be entitled to Distributions of specific assets of the Partnership or any of its Subsidiaries.

3.7 Non-Certification of Units; Legend; Units Are Securities. Units shall be issued in non-certificated form; provided that the General Partner may cause the Partnership to issue certificates to a Limited Partner representing the Units held by such Limited Partner. If any Unit certificate is issued, then such certificate shall bear a legend substantially in the following form:

THIS CERTIFICATE EVIDENCES A COMMON UNIT REPRESENTING AN INTEREST IN EAGLE TOPCO LP.

THE INTEREST IN EAGLE TOPCO LP REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN THAT CERTAIN LIMITED PARTNERSHIP AGREEMENT OF EAGLE TOPCO LP, DATED AS OF MAY 16, 2011 BY AND AMONG EAGLE GP, INC., AS GENERAL PARTNER, AND EACH OF THE LIMITED PARTNERS FROM TIME TO TIME PARTY THERETO, AS THE SAME MAY BE AMENDED FROM TIME TO TIME.

3.8 Designated Limited Partner. The Partnership shall at all times have one or more designated limited partners (each a “Designated Limited Partner”) appointed upon the following terms:

(a) For so long as no constituent general partner of the Partnership is an individual, Richard Rich and Denise Fallaize in their capacity as Limited Partners, are each hereby designated as a Designated Limited Partner for purposes of (subject to the provisions of this Section 3.8 and the Delaware Act) (i) consulting and advising the General Partner with respect to the business of the Partnership and (ii) generally managing the business affairs of the Partnership internally but only acting jointly with the General Partner; provided, that in no circumstances will a Designated Limited Partner represent the Partnership toward third Persons (other than a Partner).

(b) If, for any reason, either Richard Rich or Denise Fallaize ceases to be a Limited Partner, the General Partner shall, without the consent of the Limited Partners, take immediate steps to admit a substitute Limited Partner who shall be assigned the outgoing Designated Limited Partner’s interest in the Partnership and shall be designated as a Designated Limited Partner vested with such rights as described in this Section 3.8. In such case, the substitute Designated Limited Partner shall pay to the outgoing Designated Limited Partner the Fair Market Value of its Units, but it is understood that the payment of such consideration shall not be a condition to the admission of the substitute Designated Limited Partner to the Partnership or its entitlement to the outgoing Designated Limited Partner’s Units, and the substitution and assignment as described above shall be effective regardless of the payment of the consideration. If, at any time and for any reason, the operation of this Section 3.8 proves inadequate as a means of ensuring that an individual has the authority to act as a Designated Limited Partner, then the General Partner shall admit and designate another limited partner to serve as the Designated Limited Partner.

(c) It is agreed and understood that (i) a Designated Limited Partner is a Limited Partner of the Partnership and is not a general partner of the Partnership, and (ii) when managing the business affairs of the Partnership internally, a Designated Limited Partner must not represent the Partnership towards third Persons (other than a Partner) and each Designated Limited Partner hereby represents and warrants that he will not do otherwise. It is further agreed and understood that the foregoing rights of a Designated Limited Partner do not in any way restrict the authority of the General Partner to act alone in taking any action or making any decision on behalf of the Partnership.

ARTICLE IV

DISTRIBUTIONS

4.1 Distributions. No distributions shall be made to the General Partner. Subject to the provisions of Section 4.4, the General Partner shall have sole discretion regarding the amount and timing of Distributions to the Limited Partners. All such Distributions shall be made in the following order of priority (and, for the avoidance of doubt, the parties intend that for purposes of applying the following priorities, the Distributions made from time to time under this Section 4.1 shall be given cumulative effect):

(a) first, 100 percent to the Common Series A Limited Partners, the Common Series B Limited Partners and the Common Series C Limited Partners, ratably among such Common Series A Limited Partners, Common Series B Limited Partners and Common Series C Limited Partners in proportion to the then aggregate Unreturned Common Capital Amount with respect to all Common Series A Units, Common Series B Units and Common Series C Units then held by each such Common Series A Limited Partner, Common Series B Limited Partner and Common Series C Limited Partner until the Unreturned Common Capital Amount in respect of all outstanding Common Series A Units, Common Series B Units and the Common Series C Units is equal to zero;

(b) second, 100 percent to the Common Series A Limited Partners and Common Series B Limited Partners, ratably among such Common Series A Limited Partners and Common Series B Limited Partners in proportion to the number of Common Units then held by them, until the Apax Group achieves an Apax IRR of 8%;

(c) third, 100 percent to all Common Series C Limited Partners, ratably among such Common Series C Limited Partners in proportion to the number of Common Series C Units then held by each such Common Series C Limited Partner, until the aggregate per Unit Distributions with respect to each Common Series C Unit (for the avoidance of doubt, including any Distributions retained in the special reserve account, as described below) pursuant to this clause (c) and the following clause (d) are equal to the per Unit Distributions received prior to such time with respect to each Common Series A Unit and Common Series B Unit pursuant to the preceding clause (b) and the following clause (d); and

(d) fourth, 100 percent to all Limited Partners ratably among such Limited Partners in proportion to the aggregate number of Common Units then held by such Limited Partners.

Notwithstanding anything to the contrary in this Section 4.1, no distributions shall be made in respect of any Common Series C Unit pursuant to Section 4.1(c), Section 4.1(d) or Section 4.3 (including by virtue of Section 10.2(a)(iii)), until (i) the later of the Vesting Date and the date after such Common Series C Unit has vested in accordance with its terms (such date, the “Class C Distribution Date”) and (ii) such time as the aggregate amount of distributions made pursuant to this Section 4.1 (including by virtue of Section 10.2(a)(iii)) since the date of grant of such Common Series C Unit is equal to the Floor Amount of such Common Series C Unit (for the avoidance of doubt, except as provided in the next paragraph, no holder of any Common Series C Unit will later have the right to receive any amount foregone pursuant to this sentence).

The Partnership shall retain in a special reserve account, until the applicable Class C Distribution Date (if any), an amount equal to the aggregate amount to which Common Series C Limited Partners would have received in respect of the Common Series C Units held by them pursuant to Sections 4.1(c) and 4.1(d) but for the application of clause (i) of the preceding sentence. To the extent that any amount in the special reserve account never becomes payable to any of the Common Series C Limited Partners hereunder, such amount shall be distributed in accordance with this Section 4.1 based on the other units outstanding at the time of the original distribution.

4.2 Successors. For purposes of determining the amount of Distributions, each Limited Partner shall be treated as having made the Capital Contributions and as having received the Distributions made to or received by its predecessors in respect of any of such Limited Partner’s Units.

4.3 Distributions In-Kind. To the extent that the Partnership distributes property in-kind to the Limited Partners, the Partnership shall be treated as making a Distribution equal to the Fair Market Value of such property for purposes of Section 4.1 and such property shall be treated as if it were sold in a hypothetical sale for an amount equal to its Fair Market Value. Any resulting hypothetical gain or loss shall be allocated to the Capital Accounts of the Limited Partners receiving such Distributions in accordance with Sections 5.1 and 5.2.

4.4 Tax Distributions. Subject to the Delaware Act and to any restrictions contained in any agreement to which the Partnership is bound and notwithstanding the provisions of Section 4.1, for each Fiscal Year the Partnership shall, to the extent that the Partnership has cash on hand available therefor, after paying Partnership expenses and setting aside reserves for anticipated liabilities, obligations and commitments of the Partnership established by the General Partner in good faith, make a Distribution in cash (each a “Tax Distribution”) to each Limited Partner in an amount equal to the excess of (a) the product of (i) the aggregate cumulative net taxable income for all taxable periods allocated by the Partnership to the Limited Partner (with any prior taxable losses allocated by the Partnership to such Limited Partner reducing such aggregate cumulative net taxable income), in each case, based upon (A) the information returns filed by the Partnership, as amended or adjusted to date, and (B) estimated amounts, in the case of periods for which the Partnership has not yet filed information returns, and (ii) the Assumed Tax Rate, over (b) all prior Distributions pursuant to this Section 4.4. All Distributions made to a Limited Partner pursuant to this Section 4.4 shall be treated as advance Distributions under Section 4.1 based on the corresponding provision that pertained to the taxable income in question that generated the need for a Tax Distribution and shall be taken into account in determining the amount subsequently distributable to such Limited Partner under Section 4.1.

4.5 Right of Set-Off. As security for any obligations of a Limited Partner (in such Limited Partner’s capacity as a Limited Partner) to the Partnership under any provisions of this Agreement or any other agreement between such Limited Partner (in such Limited Partner’s capacity as a Limited Partner), on the one hand, and the Partnership and/or its Subsidiaries, on the other hand, the Partnership shall have (and each Limited Partner hereby grants to the

Partnership) a right to set off any such amounts against any Distributions to such Limited Partner. In addition, whenever the Partnership is to pay any sum to any Limited Partner or any Affiliate or related Person thereof pursuant to the terms of this Agreement, any amounts that such Limited Partner or such Affiliate or related Person owes to the Partnership under any promissory note issued to the Partnership as partial payment for any Units of the Partnership may be deducted from that sum before payment.

ARTICLE V

ALLOCATIONS

5.1 Allocations. Except as otherwise provided in, and after giving effect to, Section 5.2, Net Income and Net Loss (and, if necessary, individual items of Income and Loss) shall be allocated annually (and at such other times as the General Partner determines) to the Limited Partners in such manner that the positive Capital Account balance of each Limited Partner shall, to the greatest extent possible, be equal to the amount that would be distributed to such Limited Partner (after satisfaction of any financial obligations of each Limited Partner to the Partnership under any provisions of this Agreement), if (a) the Partnership were to sell the assets of the Partnership in an Approved Partnership Sale for their Gross Asset Values, (b) all Partnership liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Values of the assets securing such liability), (c) the Partnership were to distribute the remaining proceeds of sale pursuant to Section 4.1 or liquidation pursuant to Section 10.2 and (d) the Partnership were to dissolve pursuant to Article X. For the avoidance of doubt, the Partnership shall make appropriate allocations to the holders of Common Series C Units if any such deemed Partnership Sale would constitute a Vesting Date with respect to the Common Series C Units.

5.2 Special Allocations.

(a) Loss attributable to Partner Nonrecourse Debt shall be allocated in the manner required by Regulations Section 1.704-2(i). If there is a net decrease during a taxable year in Partner Minimum Gain, Income for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Limited Partners in the amounts and of such character as is determined according to Regulations Section 1.704-2(i)(4). This Section 5.2(a) is intended to be a “partner nonrecourse debt minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(i)(4), and shall be interpreted in a manner consistent therewith.

(b) Except as otherwise provided in Section 5.2(a), if there is a net decrease in Partnership Minimum Gain during any taxable year, each Limited Partner shall be allocated Income for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as is determined according to Regulations Section 1.704-2(f). This Section 5.2(b) is intended to be a “minimum gain chargeback” provision that complies with the requirements of Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c) If any Limited Partner that unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Section 5.2(a) and Section 5.2(b) but before the application of any other provision of Section 5.1 and Section 5.2, then Income for such taxable year shall be allocated to such Limited Partner in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 5.2(c) is intended to be a “qualified income offset” provision as described in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d) Income and Loss described in clause (d) of the definition of Gross Asset Value shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Regulations Section 1.704-1(b)(2)(iv)(m).

(e) The allocations set forth in Section 5.2(a) through Section 5.2(d) inclusive (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 1.704-1(b) and 1.704-2 of the Regulations. The Regulatory Allocations may not be consistent with the manner in which the Limited Partners intend to allocate Income and Loss of the Partnership or to make Distributions. Accordingly, notwithstanding the other provisions of Sections 5.1 and 5.2, but subject to the Regulatory Allocations, items of Income and Loss of the Partnership shall be allocated among the Limited Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Account balances of the Limited Partners to be in the amounts (or as close thereto as possible) they would have been if Income and Loss had been allocated without reference to the Regulatory Allocations. In general, the Limited Partners anticipate that this shall be accomplished by specially allocating other Income and Loss among the Limited Partners so that, to the extent possible, the net amount of Regulatory Allocations and such special allocations to each such Limited Partner is zero.

5.3 Tax Allocations.

(a) The income, gains, losses and deductions of the Partnership shall be allocated for federal, state and local income tax purposes among the Limited Partners in accordance with the allocation of such income, gains, losses and deductions among the Limited Partners for purposes of computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, then the Partnership’s subsequent income, gains, losses and deductions for tax purposes shall be allocated among the Limited Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Partnership taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Limited Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Gross Asset Value. The General Partner shall have the authority to select, in its reasonable discretion, any method of making such allocations that is allowed under Code Section 704(c) and the Regulations thereunder.

(c) If the Gross Asset Value of any Partnership asset is adjusted pursuant to the requirements of Regulations Section 1.704-1(b)(2)(iv)(e) or (f), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c).

(d) Tax credits, tax credit recapture and any items related thereto shall be allocated to the Limited Partners according to their interests in such items as reasonably determined by the General Partner taking into account the principles of Regulations Section 1.704-1(b)(4)(ii).

(e) Allocations pursuant to this Section 5.3 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Limited Partner’s Capital Account or share of Income, Loss, Distributions or other Partnership items pursuant to any provision of this Agreement.

5.4 Limited Partners’ Tax Reporting. The Limited Partners acknowledge and are aware of the income tax consequences of the allocations made pursuant to this Article V and, except as may otherwise be required by applicable law or regulatory requirements, hereby agree to be bound by the provisions of this Article V in reporting their shares of Partnership income, gain, loss, deduction and credit for federal, state and local income tax purposes.

5.5 Withholding, Indemnification and Reimbursement for Payments on Behalf of a Limited Partner. The Partnership may withhold and remit to a Governmental Entity any taxes with respect to any Limited Partner, and any such taxes may be withheld from any distribution otherwise payable to such Limited Partner. Taxes withheld on amounts directly or indirectly payable to the Partnership or any of its Subsidiaries that is treated as a pass-through entity and taxes otherwise paid by the Partnership or any of its Subsidiaries that is treated as a pass-through entity shall, in general, be treated for purposes of this Agreement as distributed to the appropriate Partners and paid by the appropriate Partners to the relevant Governmental Entity. If the Partnership is required by applicable law to make any payment to a Governmental Entity that is specifically attributable to a Limited Partner or a Limited Partner’s status as such (including federal withholding taxes, state or local personal property taxes and state or local unincorporated business taxes), then such Limited Partner shall indemnify the Partnership in full for the entire amount paid (including interest, penalties and related expenses). No such indemnification will be considered a Capital Contribution for purposes of this Agreement. The General Partner may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Partnership under this Section 5.5. A Limited Partner’s obligation to indemnify the Partnership under this Section 5.5 shall survive termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.5, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Limited Partner under this Section 5.5, including instituting a lawsuit to collect such indemnification, with interest calculated at a rate equal to 5 percentage points per annum (but not in excess of the highest rate per annum permitted by applicable law).

ARTICLE VI

RIGHTS AND DUTIES OF PARTNERS

6.1 Power and Authority of Partners. Subject to Section 3.8, no Partner shall, in its capacity as such, have the authority or power to act for or on behalf of the Partnership in any manner, to do any act that would be (or could be construed as) binding on the Partnership, or to make any expenditures on behalf of the Partnership, and the Partners hereby consent to the exercise by the General Partner of the powers and rights conferred on it by applicable law and by this Agreement.

6.2 Voting Rights. Except as otherwise provided in this Section 6.2, as specifically set forth in this Agreement or as otherwise required by applicable law, Partners holding Common Series A Units shall vote together as a single class, and a Common Series A Limited Partner shall be entitled to one vote for each Common Series A Unit held by such Common Series A Limited Partner on all matters to be voted upon by the Limited Partners, and the Common Series B Units and Common Series C Units shall have no voting power and no right to vote upon or approve any matter to be voted upon or approved by the Partners of the Partnership.

6.3 Liability of Limited Partners.

(a) No Personal Liability. Except as otherwise required by the Delaware Act or as expressly set forth in this Agreement (including in Section 6.3(b) and 11.11), no Limited Partner shall have any personal liability whatsoever in such Limited Partner’s capacity as a Limited Partner, whether to the Partnership, to any of the other Partners, to the creditors of the Partnership or to any other Third Party for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise (including those arising as a Limited Partner or an equityholder, an owner or a shareholder of another Person). Each Limited Partner shall be liable only to make such Limited Partner’s Capital Contribution to the Partnership, if applicable, and any other payments provided for expressly herein.

(b) Return of Distributions. Under the Delaware Act, a Limited Partner may, under certain circumstances, be required to return amounts previously distributed to such Limited Partner. It is the intent of the Limited Partners that no Distribution to any Limited Partner pursuant to Article IV or Article X shall be deemed to constitute money or other property paid or distributed in violation of the Delaware Act, and the Limited Partner receiving such Distribution shall not be required to return to any Person any such money or property, except as otherwise expressly set forth herein or the Delaware Act. If, however, it is required pursuant to the Delaware Act or any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Limited Partner is obligated to make any such payment, such obligation shall be the obligation of such Limited Partner and not of the other Limited Partners.

6.4 Performance of Duties; Conflicts of Interest.

(a) In performing its, his or her duties, each of the Partners shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership and its Subsidiaries), of the following other Persons or groups: (i) one or more officers or employees of such Partner or the Partnership or any of its Subsidiaries, (ii) any attorney, independent accountant or other Person employed or engaged by such Partner or the Partnership or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Partner or the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b) On any matter involving a conflict of interest not provided for elsewhere in this Agreement, each Partner shall be guided by its reasonable judgment as to the best interests of the Partnership and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

6.5 Investment Representations of Limited Partners. Each Limited Partner hereby represents, warrants and acknowledges to the Partnership that: (a) such Limited Partner has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Partnership and is making an informed investment decision with respect thereto; (b) such Limited Partner is acquiring interests in the Partnership for investment only and not with a view to, or for resale in connection with, any distribution to the public or public offering thereof; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Limited Partner. Each Common Series B Limited Partner hereby represents, warrants and acknowledges to the Partnership that such Common Series B Limited Partner is an accredited investor as such term is defined in Regulation D promulgated pursuant to Section 4(2) of the Securities Act.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

7.1 Management Authority.

(a) Subject to Section 3.8, except as otherwise provided in this Agreement or applicable law and subject to compliance by the General Partner with any provision of this Agreement, management of the Partnership shall be vested exclusively in the General Partner, and the General Partner shall have full control over the business, assets and affairs of the Partnership. Subject to the terms and conditions of this Agreement, the General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner, in its sole discretion, deems necessary or advisable or incidental thereto, including the power to acquire and dispose of any Equity Securities.

(b) All matters, including matters concerning (i) allocations and Distributions and the return of capital among the Limited Partners, including the Taxes thereon, and (ii) financial and accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined in good faith by the General Partner, acting reasonably in accordance with this Agreement. In furtherance and not in limitation of the foregoing, the General Partner shall approve the choice or any change of the independent auditors of the Partnership and its Subsidiaries.

7.2 No Liability to Partnership or Limited Partners. The General Partner shall be subject to all of the liabilities of a general partner specified in this Agreement and the Delaware Act; provided, that to the extent permitted by applicable law, neither the General Partner nor any of the General Partner’s direct or indirect owners, managers, members, partners, directors, officers, employees, agents or any of their respective Affiliates shall be liable to any Limited Partner or the Partnership for (a) any action taken or failure to act as General Partner, or on behalf of the General Partner, with respect to the Partnership unless such action taken or failure to act is a willful violation of a material law or willful violation of the material provisions of this Agreement and/or is fraudulent, grossly negligent or willfully malfeasant, (b) any action or inaction arising from reliance made in good faith upon the opinion or advice as to legal matters of legal counsel or as to accounting matters of accountants selected by any of them with reasonable care, in the absence of fraud or willful misconduct, or (c) the action or inaction of any agent, contractor or consultant selected and monitored by any of them with reasonable care, in the absence of fraud or willful misconduct.

7.3 Delegation of Authority. Subject to compliance by the General Partner with any provision of this Agreement or the General Partner’s governing documents requiring approval of the General Partner may, from time to time, delegate to any Person such authority and powers to act on behalf of the Partnership as it shall deem advisable in its discretion. Any delegation pursuant to this Section 7.3 may be revoked at any time and for any reason or no reason by the General Partner.

7.4 Performance of Duties; Liability of Directors and Officers of the General Partner.

(a) In performing its, his or her duties, the General Partner shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Partnership and its Subsidiaries or any facts pertinent to the existence and amount of assets from which Distributions to Limited Partners might properly be made), of the following other Persons or groups: (i) one or more officers or employees of any of the Partnership’s Subsidiaries, (ii) any attorney, independent accountant or other Person employed or engaged by the Partnership or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of the Partnership or any of its Subsidiaries, in each case, as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b) No individual who is a director, an officer, employee, member or direct or indirect owner of the General Partner, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Partnership, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a director, an officer, employee, member or direct or indirect owner of the General Partner or any combination of the foregoing.

(c) No director, officer, employee, member or direct or indirect owner of the General Partner shall be liable to the Partnership or any Partner for any act or omission, including any mistake of fact or error in judgment taken, suffered or made by such Person in good faith and with the belief that such act or omission is in or is not contrary to the best interests of the Partnership and is within the scope of authority granted to such Person, provided that such act or omission does not constitute fraud, willful misconduct, or gross negligence (as defined under Delaware law) in the conduct of such Person’s office.

7.5 Indemnification.

(a) Third Party Actions, Suits and Proceedings. The Partnership shall indemnify each Partner, each officer, director and employee of the Partnership and its Subsidiaries and any other Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Partnership), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a director, an officer or an employee of the Partnership, or is or was serving at the request of the Partnership as a manager, director, officer, employee, fiduciary or agent of another partnership or of a corporation, limited liability company, joint venture, trust or other enterprise (each a “Proceeding”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Person in connection with such Proceeding if (i) such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership, (ii) any of such Person’s actions does not constitute fraud, willful misconduct, gross negligence (as defined under Delaware law) or a breach of such Person’s duty of loyalty and (iii) with respect to any criminal Proceeding, such Person had no reasonable cause to believe such Person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which such Person reasonably believed to be in or not opposed to the best interests of the Partnership, or, with respect to any criminal Proceeding that the Person had reasonable cause to believe that his or her conduct was unlawful.

(b) Actions by the Partnership. The Partnership shall indemnify any Partner, each officer, director and employee of the Partnership and its Subsidiaries and any other Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Partnership to procure a judgment in its favor by reason of the fact that such Person, or a Person of whom he or she is the legal representative, is or was a director, an officer or an employee of the Partnership or its Subsidiaries, or is or was serving at the request of the Partnership as a manager or director, officer, employee, fiduciary or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such Person in connection with the defense or settlement of such action or suit if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Partnership unless and only to the extent that the Court of the Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 7.5 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Agreement, any other agreement or otherwise.

(d) Insurance. Unless otherwise determined by the General Partner, the Partnership shall maintain insurance, at its expense, on its own behalf and on behalf of any person who is or was at any time after the Effective Date a director, officer, or employee of the General Partner, or a director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not the Partnership would have the power to indemnify such person against such liability under this Section 7.5.

(e) Expenses. Expenses incurred by any Person described in Section 7.5(a) or 7.5(b) in defending a Proceeding shall be paid by the Partnership periodically upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Partnership. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the General Partner deems appropriate.

(f) Employees and Agents. Persons who are not covered by the foregoing provisions of this Section 7.5 and who are or were Partners, employees or agents of the Partnership, or who are or were serving at the request of the Partnership as employees or agents of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, may be indemnified to the extent authorized at any time or from time to time by the General Partner.

(g) Contract Rights. The provisions of this Section 7.5 shall be deemed to be a contract right between the Partnership and each Partner and each director, officer and employee of the Partnership, or director, officer, employee, fiduciary or agent of the Partnership or any of its Subsidiaries who serves in any such capacity at any time while this Section 7.5 and the relevant provisions of the Delaware Act or other applicable law are in effect, and any repeal or modification of this Section 7.5 or any such law shall not affect any rights or obligations then existing with respect to any state of facts or Proceeding then existing. The indemnification and other rights provided for in this Section 7.5 shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification. The Partnership shall indemnify any such Person seeking indemnification in connection with a Proceeding initiated by such Person only if such Proceeding was authorized by the General Partner. It is the express intention of the parties hereto that the provisions of this Article VII for the indemnification and exculpation of Persons covered thereunder (“Covered Persons”) may be relied upon by such

Covered Persons and may be enforced by such Covered Persons (or by the General Partner on behalf of any such Covered Person; provided that the General Partner shall not have any obligation to so act for or on behalf of any such Covered Person) against the Partnership pursuant to this Agreement or to a separate indemnification agreement, as if such Covered Persons were parties hereto.

(h) Merger or Consolidation; Other Enterprises. For purposes of this Section 7.5, references to “the Partnership” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section 7.5 with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this Section 7.5, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Partnership” shall include any service as a manager, director, officer, employee or agent of the Partnership that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Partnership” as referred to in this Section 7.5.

(i) No Partner Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Partnership relating to the matters covered in this Section 7.5 shall be provided out of and to the extent of Partnership assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision of a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership.

7.6 Affiliate Transactions. The Partnership shall conduct, and shall cause each of its Subsidiaries to conduct, all transactions with its Affiliates (other than Subsidiaries of the Partnership) on terms that are fair and reasonable and no less favorable to the Partnership or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate and in compliance with all applicable laws. The Partners hereby acknowledge and agree that the material event service agreements and service agreements between the Partnership and/or any of its Subsidiaries, on the one hand and the Apax Investors and/or one of its Affiliates and/or any Subsidiary of the Partnership, on the other hand, dated as of the date hereof (and as amended from time to time), are deemed to be fair and reasonable and not less favorable to the Partnership or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate.

ARTICLE VIII

TAX MATTERS

8.1 Designation of Tax Matters Partner. The General Partner shall be the “Tax Matters Partner” of the Partnership within the meaning of Code Section 6231(a)(7) and shall have all the rights, duties, powers and obligations provided for in Code Sections 6221 through 6234.

8.2 Preparation of Tax Returns. The Tax Matters Partner shall arrange for the preparation and timely filing of all returns required to be filed by the Partnership. Each Partner will upon request supply to the Tax Matters Partner all pertinent information in its possession relating to the operations of the Partnership necessary to enable the Partnership’s returns to be prepared and filed. Each Partner agrees that it shall take no position on its tax returns inconsistent with the positions taken on the Partnership’s tax returns.

8.3 Tax Elections. The Tax Matters Partner shall determine, in its sole and absolute discretion, whether to make or revoke any available election pursuant to the Code, including, if requested by a Partner in connection with a permitted Transfer of Units held by such Partner, an election under Code Section 754. Each Partner will, upon request, execute any forms or documents and supply any information necessary to give proper effect to any Partnership tax election.

8.4 Tax Controversies. The Tax Matters Partner is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith. Each Partner agrees to cooperate reasonably with the Partnership and to do or refrain from doing any or all things reasonably requested by the Partnership with respect to the conduct of such proceedings. The Tax Matters Partner shall keep the Partners reasonably informed of the progress of any examinations, audits or other proceedings, and shall provide the Partners with information on a full and timely basis.

8.5 Tax Allocations. All matters concerning the computation of Capital Accounts, the allocation of Net Income (or items thereof) and Net Loss (or items thereof) for Capital Account purposes, the allocation of items of Partnership income, gain, loss, deduction and expense for tax purposes and the adoption of any accounting methods or procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner in its sole and absolute discretion. Absent manifest error, such determinations shall be final and conclusive as to all the Partners. Without in any way limiting the scope of the foregoing, if and to the extent that, for any tax purposes, any item of income, gain, loss, deduction or expense of any Partner or the Partnership is constructively attributed to, respectively, the Partnership or any Partner, or any contribution to or distribution by the Partnership or any payment by any Partner or the Partnership is recharacterized, the General Partner may, in its sole and absolute discretion, specially allocate items of Partnership income, gain, loss, deduction and expense and/or make correlative adjustments to the Capital Accounts of the Partners in a manner so that the net amount of income, gain, loss, deduction and expense realized by each relevant party (after taking into account such special allocations) and the net Capital Account balances of the Partners (after taking into account such special allocations and adjustments) shall, as nearly as possible, be equal, respectively, to the amount of income, gain, loss, deduction and expense that would have been realized by each relevant party and the Capital Account balances of the Partners that would have existed if such attribution and/or recharacterization and the application of this sentence of this Section 8.5 had not occurred. Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to effectuate the Economic Interests of the Partners, the General Partner may make such modification.

8.6 Fiscal Year; Taxable Year. Each of the Fiscal Year and the taxable year of the Partnership shall end on December 31 of each calendar year, unless the General Partner shall determine otherwise in compliance with applicable laws.

ARTICLE IX

TRANSFER OF SHARES; SUBSTITUTE MEMBERS

9.1 Restrictions on Transfers.

(a) Except as otherwise provided in Section 9.1(b) and this Article IX, no Management Partner may Transfer any Equity Securities of the Partnership. No Transfer or attempt to Transfer any Equity Securities of the Partnership in violation of the preceding sentence shall be effective or valid for any purpose. Notwithstanding any other provisions of this Agreement, no Transfer of Equity Securities of the Partnership shall be effective or valid hereunder if such Transfer constitutes a Prohibited Transfer. In addition, no Transfer shall be effective or valid hereunder unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Partnership a joinder in accordance with Section 9.6.

(b) Notwithstanding Section 9.1(a) (other than the last sentence thereof), a Transfer of Common Series B Units (or any securities of the Partnership or its Subsidiaries issued in respect thereof) may be effectively and validly made by a Common Series B Limited Partner if such Transfer is (i) to a Permitted Transferee, (ii) made pursuant to a piggyback registration pursuant to this Agreement, (iii) effected through Sections 9.2, 9.3, 9.4, or 11.1, or (iv) made with the written consent of the General Partner. No Transfer shall be effective or valid under this Section 9.1(b) unless the transferee is at such time a party to this Agreement or has previously executed and delivered to the Partnership a joinder in accordance with Section 9.6.

9.2 Call by the Partnership.

(a) If the employment of a Management Partner by all of the Subsidiaries of the Partnership which employ such Management Partner (the “Employer Subsidiaries”) shall terminate (a “Call Event”) for any reason, then, subject to Sections 9.2(b) and 9.2(c), the Partnership shall have the right to purchase (the “Call Option”), by delivery of a written notice (the “Call Notice”) to such terminated Management Partner no later than 270 days after the date of the Call Event (the “Call Period”), and such Management Partner and such Management Partner’s direct and indirect transferees (a “Call Group”) shall be required to sell on the date of such Call Event any portion or all of the Units that (A) were originally issued by the Partnership to such Management Partner, and (B) were owned by such Management Partner or his direct or indirect transferees on the date of the Call Event (such securities to be purchased hereunder being referred to collectively as the “Call Securities”), except as otherwise provided in Sections 9.2(b) or 9.2(c) hereof.

(b) Common Series B Units.

(i) In the event a Management Partner’s employment is terminated by the Employer Subsidiaries for Cause, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner and his Call Group shall be an amount equal to the lower of (x) the Cost Price of such Common Series B Units and (y) the Fair Value of such Common Series B Units.

(ii) In the event a Management Partner’s employment is terminated by Employer Subsidiaries without Cause, or a Management Partner resigns his employment by the Partnership for any reason or because of such Management Partner’s death or Disability, the purchase price per Unit payable for the Common Series B Units owned by such Management Partner and his Call Group shall be an amount equal the Fair Value of such Common Series B Units on the date of delivery of the Call Notice.

(iii) If the Call Option is exercised by the Partnership pursuant to Section 9.2(b)(i) above, then any Common Series B Units so purchased shall be converted into a special partnership interest with respect to which (i) the holder shall have no voting or consent rights, (ii) the holder’s capital account shall be adjusted to an amount equal to the applicable purchase price, (iii) such capital account shall be increased by a yield factor, calculated from the date the Call Option is exercised, at the rate then payable on three year US Treasury securities, (iv) such capital account shall not otherwise be allocated any income, gains, losses or deductions of the Partnership, and (iv) the balance in such capital account shall be paid to the holder upon the earlier of (x) a Partnership Sale or (y) a Qualified Public Offering (such special partnership interest to be treated, for the avoidance of doubt, as equity and not indebtedness for all tax purposes and for purposes of Section 2.4(c).

(c) Common Series C Units.

(i) In the event a Management Partner’s employment is terminated by the Employer Subsidiaries (A) for any reason (other than Cause), the purchase price per Unit payable for (x) the Vested (as defined in the applicable Restricted Unit Agreement) Common Series C Units owned by such Management Partner shall be an amount equal to the Fair Value of such Common Series C Units and (y) the Unvested (as defined in the applicable Restricted Unit Agreement) Common Series C Units owned by such Management Partner shall be an amount equal to the Cost Price of such Common Series C Units or (B) for Cause, the purchase price per Unit payable for the Vested (as defined in the applicable Restricted Unit Agreement) Common Series C Unit owned by such Management Partner shall be an amount equal to the lower of (x) the Cost Price of such Common Series C Units and (y) the Fair Value of such Common Series C Units.

(ii) If the Call Option is exercised by the Partnership pursuant to Section 9.2(c)(i), then any Common Series C Units so purchased shall be converted into a special partnership interest with respect to which (i) the holder shall have no voting or consent rights, (ii) the holder’s capital account shall be adjusted to an amount equal to the applicable purchase price, (iii) such capital account shall be increased by a yield factor, calculated from the date the Call Option is exercised, at the rate then payable on three year US Treasury securities, (iv) such capital account shall not otherwise be allocated any income, gains, losses or deductions of the Partnership, and (iv) the balance in such capital account shall be paid to the holder upon the Vesting Date, if any. If a Vesting Date does not occur on or before the Investment Termination Date, the interest shall be terminated, and the Common Series C Limited Partner shall be paid the Cost Price, if not previously paid.

(d) The closing of any purchase of Call Securities by the Partnership (or a Subsidiary thereof) from a Call Group pursuant to this Section 9.2 shall take place at the principal office of the Partnership as soon as reasonably practicable, but not later than 90 days, after the expiration of the Call Period with respect to such Call Group as the Partnership shall specify to the members of such Call Group in writing. At such closing, the members of the Call Group shall deliver, against payment for the Call Securities in accordance with the penultimate sentence of Section 9.2(e) hereof, to the Partnership certificates and/or other instruments representing, together with limited partnership interest or other appropriate powers duly endorsed with respect to, the Call Securities, free and clear of all Liens. All of the foregoing deliveries will be deemed to be made simultaneously and none shall be deemed completed until all have been completed.

(e) Notwithstanding anything set forth in this Section 9.2 to the contrary, prior to the exercise by the Partnership of its Call Option to purchase Call Securities pursuant to this Section 9.2, one or more prospective or existing employees of any Subsidiary of the Partnership may be designated by the General Partner (individually, a “Designated Employee” and, collectively, “Designated Employees”) who shall have the right, but not the obligation, to exercise the Call Option and to acquire, in lieu of the Partnership, some or all (as determined by the General Partner) of the Call Securities that the Partnership is entitled to purchase from the Call Group hereunder, for cash and otherwise on the same terms and conditions as set forth in Section 9.2(d) which apply to the repurchase of Call Securities by the Partnership. Concurrently with any such purchase of Call Securities by any such Designated Employee, if such Designated Employee is not at that time a Management Partner, such Designated Employee shall execute a counterpart of this Agreement whereupon such Designated Employee shall be deemed a “Management Partner” and shall have the same rights and be bound by the same obligations as the other Management Partners hereunder. Payment under this Section 9.2(e) shall be made by a certified check or checks payable to the respective members of the Call Group, in an amount equal to the purchase price for such Call Securities under Section 9.2(a) hereof. The General Partner may exercise its rights under this Section 9.2(e) whether or not the Partnership exercises its Call Option hereunder.

(f) If neither the Partnership nor any Designated Employee elects to exercise the Call Option and deliver a Call Notice within the Call Period, then the Call Option provided for in this Section 9.2 shall terminate, but the Management Partner and his Call Group shall continue to hold such Call Securities pursuant to all of the other provisions of this Agreement, including Sections 9.1, 9.4 and 9.6.

9.3 Tag-Along.

(a) Prior to an Initial Public Offering, in the event that the Apax Holders intend to Transfer to any Person (other than transfers to Affiliates or sales to one or more co-investors in transactions that are customary for the syndication of investments by private equity funds of the size and type of the Apax Investors), in one or a series of related transactions (a “Tag-Along Sale”), any Units, the Apax Holders shall give not less than ten (10) days prior written notice of such intended Transfer to the Partnership and to the Common Series B Limited Partners (the “Tag-Along Offerees”). Such notice (the “Tag-Along Notice”) shall set forth all material terms and conditions of such proposed Transfer, including the name of the prospective transferee, the number of Units proposed to be Transferred to the extent known (the “Tag-Along Securities”) by the Apax Holders, the aggregate purchase price proposed to be paid therefor and the payment terms and type of Transfer to be effectuated. Within five (5) days following the delivery of the Tag-Along Notice by the Apax Holders to the Tag-Along Offerees and to the Partnership, each Tag-Along Offeree shall, by notice in writing to the Apax Holders and the Partnership, have the opportunity and right to sell to the purchaser (upon the same terms and conditions as the Apax Holders, including with respect to representations, warranties, covenants and indemnities (each of which would be made severally by each such Tag-Along Offeree, based on such Tag-Along Offeree’s pro rata share of the aggregate consideration to be paid by the purchaser) the same percentage of Common Series B Units held by such Tag-Along Offeree as such Transfer represents with respect to the Units proposed to be sold by the Apax Holders. No Partner shall have the right to sell any Common Series C Units in any Tag-Along Sale. The Apax Holders and/or each Tag-Along Offeree shall Transfer to the purchaser all of the Units proposed to be sold by them at not less than the price (subject, to the last sentence of this Section 9.3(a)) and upon other terms and conditions, if any, not more favorable to the purchaser than those originally offered. The Apax Holder shall not Transfer any Units to such purchaser if such purchaser declines to permit the participating Tag-Along Offerees to participate pursuant to the terms of this Section 9.3. The consideration to be received by the Tag-Along Offerees in the Tag-Along Sale in respect of their Common Series B Units shall be the same form of consideration and the same per Unit price as the price paid to the Apax Holders for their Common Series A Units in the Tag-Along Sale.

(b) At the closing of any proposed Transfer in respect of which a Tag-Along Notice has been delivered, the Apax Holders, together with all Tag-Along Offerees so electing to sell Common Series B Units pursuant to Section 9.3(a) shall deliver to the proposed transferee certificates and/or other instruments representing the Units to be sold, free and clear of all Liens, together with appropriate powers duly endorsed therefor, and shall receive in exchange therefor the consideration to be paid or delivered by the proposed transferee in respect of such Units as described in the Tag-Along Notice.

(c) The provisions of this Section 9.3 shall not apply to (i) any Transfer pursuant to a Public Offering, or (ii) any Transfers pursuant to Section 9.2 hereof.

9.4 Partnership Sale.

(a) Prior to an Initial Public Offering, the Majority Apax Holders shall have the right, by notice to the General Partner (a “Partnership Sale Notice”), to cause a Partnership Sale at any time from and after the Amendment Date. If the Majority Apax Holders deliver a Partnership Sale Notice, the General Partner shall authorize the Partnership Sale (an “Approved Partnership Sale”) and shall authorize the Majority Apax Holders to initiate a Partnership Sale process and direct and control all decisions in connection therewith (including the hiring or termination of any investment bank or professional adviser) and making all decisions regarding valuation and consideration) and, subject to Section 9.4(b) and Section 9.4(c), each Partner shall consent to and raise no objections against such Approved Partnership Sale or the sale process associated therewith. If such Approved Partnership Sale is structured as a sale of assets, merger or consolidation, then each Partner shall consent to, and waive any dissenter’s rights, appraisal rights or similar rights in connection with, such sale, merger or consolidation. If such Approved Partnership Sale is structured as a Transfer of Units, then each Partner shall Transfer all of his, her or its Units and rights to acquire Units upon the terms and subject to the conditions approved by the Majority Apax Holders. Each Partner shall take all actions in connection with the consummation of such Approved Partnership Sale as reasonably requested by the Majority Apax Holders, including the execution of such agreements and such instruments and other actions reasonably necessary to provide customary representations, warranties, indemnities and escrow arrangements relating to such Approved Partnership Sale.

(b) The obligations of the Partners with respect to an Approved Partnership Sale are subject to any conditions set forth in any Restricted Unit Agreement and to the satisfaction of the following conditions: (i) upon the consummation of such Approved Partnership Sale, each Limited Partner, to the extent such Limited Partner is receiving any consideration, shall receive the same form of consideration for such class or series of Unit (after giving effect to the relative distribution rights described in Section 4.1) as each other Limited Partner, and the aggregate consideration payable upon consummation of such Approved Partnership Sale to all Limited Partners in respect of their Units shall be apportioned and distributed (subject to adjustment for Partnership expenses, purchase price adjustments, escrow amounts, purchase price holdbacks, indemnity obligations and other similar items which shall be applied on a proportionate basis taking into account the Distribution provisions of Section 4.1) as between the different classes or series of Units in accordance with the Distribution priorities set forth in Section 4.1, as in effect immediately prior to such Approved Partnership Sale, after giving effect to all prior Distributions, and as between holders of Units of a particular class or series, ratably based on the Units of such class or series actually Transferred in the Approved Partnership Sale; (ii) if there is more than one form of consideration, each form of consideration shall be apportioned and distributed as between the different classes or series of Units on a pro rata basis between the different classes or series of Units in accordance with the relative Distribution priority set forth in Section 4.1, as in effect immediately prior to such Approved Partnership Sale, after giving effect to all prior Distributions, and, as between the holders of Units of a particular class or series, ratably in accordance with each Limited Partner’s pro rata share (based on the number of Units of such particular class or series held by each Limited

Partner); (iii) if any holders of a series or class of Units are given an option as to the form and amount of consideration to be received, each holder of such series or class of Units shall be given the same option, and each holder of each other series or class of Units entitled to receive any consideration shall be given the same option, and (iv) no Limited Partner shall be required to make representations other than with respect to the ownership, non-contravention, enforceability and authorization with respect to itself. Each Limited Partner acknowledges and agrees that depending upon the aggregate consideration to be distributed in connection with the Approved Partnership Sale, certain classes or series of Units may receive less consideration per Unit than other classes or series of Units, and certain classes or series may receive no consideration in the Approved Partnership Sale.

(c) Each Partner Transferring Units pursuant to this Section 9.4 shall pay its pro rata share (based upon the relative amount of sale proceeds received by each Partner) of the expenses incurred on behalf of the Partners in connection with such Transfer (to the extent not paid by the Partnership) and shall be obligated to join on a pro rata basis (based on the relative consideration to be received in respect of the Units to be sold) in any indemnification or other obligations that the Majority Apax Holders agree to provide in connection with such Approved Partnership Sale (other than any such obligations that relate specifically to a particular Partner, such as indemnification with respect to representations and warranties given by a Partner regarding such Partner’s non-contravention, title and ownership of, and authority to sell, such Units); provided that, with respect to any Partner (A) the liability resulting from any such indemnity or similar obligation shall be several and not joint as it applies to the Partner indemnitors (and each Partner agrees to sign a contribution agreement among all of the Partners participating in such sale where he or she agrees to contribute his or her pro rata portion of such losses (subject to the cap in the following clause (B)) to any other Partners who may bear greater than their pro rata portion of such losses), and (B) no Partner shall be obligated in connection with such Approved Partnership Sale to agree to indemnify or hold harmless the Transferee with respect to an amount in excess of the net cash proceeds paid to such Partner in connection with such Approved Partnership Sale.

9.5 Preemptive Rights.

(a) Except in the case of Excluded Units, the Partnership shall not issue any Equity Securities (other than Common Series C Units) after the Amendment Date (the “New Units”), unless the Partnership shall have first permitted the Common Series A Limited Partners and the Common Series B Limited Partners to acquire such New Units (the “Preemptive Offer”) by delivery to such Limited Partners of written notice of such offer stating that the Partnership proposes to issue such New Units (“Offered Units”) the number or amount of the Offered Units proposed to be sold, the proposed purchase price therefore (or, in the case of an offering in which the price is not known at the time notice is given, the method of determining such price and a good faith estimate thereof) and any other terms and conditions of such offer. The Preemptive Offer shall by its terms remain open and irrevocable for a period of ten (10) days from the date it is received from the Partnership (the “Preemptive Offer Period”).

(b) Each participating Common Series A Limited Partner and Common Series B Limited Partner shall have the option, exercisable at any time during the Preemptive Offer Period by delivering written notice to the Partnership (a “Preemptive Offer Acceptance Notice”), to subscribe for up to its Pro Rata Percentage of the Offered Units.

(c) The Partnership shall notify each participating Limited Partner within five (5) days following the expiration of the Preemptive Offer Period of the number or amount of Offered Units which such participating Limited Partner has subscribed to acquire in connection with such Preemptive Offer.

(d) If less than all of the Offered Units are subscribed for by the participating Common Series A Limited Partners and Common Series B Limited Partners in accordance with this Section 9.5, the Partnership shall have one hundred eighty (180) days from the expiration of the Preemptive Offer Period to sell all or any part of the remainder of the Offered Units (the “Refused Units”) to any other Persons upon the terms and conditions including price, which are no more favorable, in the aggregate, to such other Persons or less favorable to the Partnership than those set forth in the Preemptive Offer.

(e) Upon the closing of the sale to such other Persons of all the Refused Units, the participating Common Series A Limited Partners and Common Series B Limited Partners shall acquire from the Partnership, and the Partnership shall sell to the participating Common Series A Limited Partners and Common Series B Limited Partners, the Offered Units subscribed for by the participating Common Series A Limited Partners and Common Series B Limited Partners in accordance with this Section 9.5, at the same terms specified in the Preemptive Offer.

(f) Nothing in this Section 9.5 shall be deemed to prevent the Apax Holders or any Affiliate of the Apax Holders from purchasing for cash any New Units without first complying with the provisions of Section 9.5; provided that in connection with such purchase, (i) the Partnership (or applicable Subsidiary) gives prompt notice to the Common Series A Limited Partners and the Common Series B Limited Partners, which notice shall describe in reasonable detail the New Units being purchased by the Person making such purchase (the “Purchasing Holder”) and the purchase price thereof and (ii) the Purchasing Holder and the Partnership (or applicable Subsidiary), as soon as commercially reasonable following such purchase by the Purchasing Holder, take all steps necessary to enable the other Common Series A Limited Partners and the Common Series B Limited Partners to effectively exercise their respective rights under Section 9.5 with respect to their purchase of a Pro Rata Percentage of the New Units issued to the Purchasing Holder after such purchase.

9.6 Substituted Partner. Each Person to whom any Unit is Transferred in accordance with the provisions of this Article IX shall agree in writing to be bound by the provisions of this Agreement as a holder of such Units by execution of a joinder agreement in the form provided by the General Partner. Upon compliance with this Section 9.6 (or waiver thereof by the General Partner) and entry into such joinder, such Person shall become a Substituted Partner entitled to all the rights of a Partner with respect to such Unit, and the Schedule of Partners attached hereto shall be amended to reflect the name, address and Units of such Substituted Partner and to eliminate the name and address of and other information relating to the Transferee with regard to the Transferred Units.

9.7 Effect of Transfer. Following a Transfer of any Unit that is permitted under this Article IX, the Transferee of such Unit shall be treated as having made all of the Capital Contributions in respect of, and received all of the Distributions received in respect of, such Unit, and shall receive allocations and Distributions under Article IV and Article X in respect of such Unit as if such Transferee were a Partner.

9.8 Additional Transfer Restrictions. Notwithstanding any other provisions of this Article IX, no Transfer of Units or any other interest in the Partnership may be made unless in the opinion of counsel (who may be counsel for the Partnership), reasonably satisfactory in form and substance to the General Partner and counsel for the Partnership (which opinion requirement may be waived, in whole or in part, at the sole and absolute discretion of the General Partner), such Transfer would not (a) violate any federal securities laws or any state securities or “blue sky” laws (including any investor suitability standards) applicable to the Partnership or the interest to be Transferred, (b) cause the Partnership to be required to register as an “investment company” under the United States Investment Partnership Act of 1940, (c) cause the Partnership to have more than 100 partners (within the meaning of Regulations Section 1.7704-1(h), including the look-through rule in Regulations Section 1.7704-1(h)(3)), (d) cause the Partnership to “terminate” within the meaning of Section 708 of the Code or (e) cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

9.9 Transfer Fees and Expenses. Other than any Transfer pursuant to Sections 9.2, 9.3, 9.4 or 9.5, the Transferor and Transferee of any Units or other interest in the Partnership shall be jointly and severally obligated to reimburse the Partnership for all reasonable expenses (including attorneys’ fees and expenses) incurred by or on behalf of the Partnership in connection with any Transfer or proposed Transfer, whether or not consummated.

9.10 Effective Date of Transfers. Any Transfer and any related admission of a Person as a Partner in compliance with this Article IX shall be deemed effective on such date that the Transferee or successor in interest complies with the requirements of this Agreement.

9.11 Effect of Death or Incapacity. Except as otherwise provided herein, the death or incapacity of a Partner shall not dissolve or terminate the Partnership. In the event of such death or incapacity, the executor, administrator, guardian, trustee or other personal representative of the deceased or incapacitated Partner shall be deemed to be the assignee of such Partner’s interest and may, subject to the terms and conditions set forth in Section 9.6, become a Substituted Partner.

9.12 General Partner Consent. The General Partner hereby consents to a Transfer of Units to any persons to whom a transfer of Units is expressly permitted by the terms of this Agreement.

ARTICLE X

DISSOLUTION AND LIQUIDATION

10.1 Dissolution. The Partnership shall not be dissolved by the admission of Additional Partners or Substituted Partners. The Partnership shall dissolve, and its affairs shall be wound up upon the first of the following to occur:

(a) the consent of the General Partner; or

(b) the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

Except as otherwise set forth in this Section 10.1, the Partnership is intended to have perpetual existence. The death, retirement, resignation, Bankruptcy or dissolution of a Limited Partner shall not cause a dissolution of the Partnership, and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

10.2 Liquidation and Termination.

(a) On the dissolution of the Partnership, the General Partner shall act as liquidator or (in its sole discretion) may appoint one or more representatives, Partners or other Persons as liquidator(s). The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(i) the liquidators shall pay, satisfy or discharge from Partnership funds all of the debts, liabilities and obligations of the Partnership (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine);

(ii) after payment or provision for payment of all of the Partnership’s liabilities has been made in accordance with Section 10.2(a)(i), all remaining assets of the Partnership shall be distributed in accordance with Section 4.1 (taking into account, if applicable, the provisions of Section 4.4), after giving effect to all prior Distributions, and a final allocation of all items of Income, gain, Loss and expense shall be made in such a manner that, immediately before distribution of such remaining assets, the positive balance of the Capital Account of each Limited Partner shall, to the greatest extent possible, be equal to the net amount that would be distributed to such Limited Partner in accordance with Section 4.1 (after satisfaction of any financial obligations of each Limited Partner to the Partnership under any provisions of this Agreement); and

(iii) any non-cash assets will first be written up or down to their Fair Market Value, thus creating hypothetical gain or loss (if any), which hypothetical gain or loss shall be allocated to the Limited Partners’ Capital Accounts in accordance with the requirements of Regulations Section 1.704-1(b) and other applicable provisions of the Code and this Agreement. In making such allocations, the liquidators shall allocate each type of asset (e.g., cash or cash equivalents, securities or other property) among the Limited Partners ratably based upon the aggregate amounts to be distributed with respect to the Units held by each such holder.

10.3 Complete Distribution. The distribution to a Limited Partner in accordance with the provisions of Section 10.2 constitutes a complete return to the Limited Partner of its Capital Contributions and a complete distribution to the Limited Partner of its interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Limited Partners have consented within the meaning of the Delaware Act. If a Limited Partner returns funds to the Partnership pursuant to any provision of this Agreement or the Delaware Act and such funds exceed such Limited Partner’s pro rata share of all funds required to be returned to the Partnership (an “Over-Returning Limited Partner”), then the Partnership and the Over-Returning Limited Partner shall have a claim against each Limited Partner that has received and retained Distributions from the Partnership in excess of the amounts to which such Limited Partner is entitled pursuant to this Agreement or the Delaware Act (each, an “Over-Distributed Limited Partner,” with any excess retained thereby being such Limited Partner’s “Excess Retained Funds”) for the return to the Partnership, and the application thereby in settlement among all Over-Returning Limited Partners, of an amount equal to the Over-Distributed Limited Partner’s Excess Retained Funds. For the avoidance of doubt, the liability of each Over-Distributed Limited Partner with respect to any such claim shall be several and not joint and shall be limited to the Excess Retained Funds of such Over-Distributed Limited Partner.

10.4 Cancellation of Certificate. On completion of the distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 10.4.

10.5 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 10.2 to minimize any losses otherwise attendant upon such winding up.

10.6 Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Limited Partners (it being understood that any such return shall be made solely from Partnership assets).

10.7 HSR Act. Notwithstanding any other provision in this Agreement, in the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) is applicable to any Limited Partner by reason of the fact that any assets of the Partnership shall be distributed to such Limited Partner in connection with the dissolution of the Partnership, the dissolution of the Partnership shall not be consummated until such time as the applicable waiting periods (and extensions thereof) under the HSR Act have expired or otherwise been terminated with respect to each such Limited Partner.

10.8 Termination. This Agreement shall terminate with respect to any Limited Partner at the time at which such Limited Partner ceases to own any Units, except that such termination shall not affect (i) rights perfected or obligations incurred by such Limited Partner under this Agreement prior to such termination and (ii) rights or obligations expressly stated to survive such cessation of ownership of Units.

ARTICLE XI

CERTAIN AGREEMENTS

11.1 Public Offering.

(a) If, in connection with an Initial Public Offering, (i) the General Partner approves a recapitalization of, or a transaction that contemplates the recapitalization of, the Partnership or any of its Subsidiaries, whether involving a merger, contribution of Equity Securities, share exchange or otherwise (a “Recapitalization”) and (ii) pursuant to such Recapitalization, the Limited Partners will receive common stock of the corporation that will consummate such Public Offering in exchange for the Equity Securities of the Partnership then held by such Limited Partners, then the Partnership and all Partners shall take, at the Partnership’s expense, all reasonable actions in connection with the consummation of such Recapitalization as the General Partner so requests, including the approval of a merger or conversion of the Partnership or one or more of its Subsidiaries with and into a corporation, execution of applicable customary holdback and underwriting agreements, and compliance with the requirements of all laws and Governmental Entities, exchanges and other self-regulatory organizations that are applicable to, or have jurisdiction over, such Public Offering, maintenance of vesting, forfeiture and Transfer restrictions with respect to common stock issued with respect to Common Series C Units that remain unvested at the consummation of a Public Offering, and the execution of a stockholders agreement containing provisions that are comparable to those set forth in Article IX of this Agreement. The common stock of any corporation issued to the Limited Partners in connection with any Recapitalization shall be allocated to each Limited Partner based on the dollar amount that such Limited Partner would be entitled to receive had an amount equal to the pre-offering equity value of the Partnership, as determined by the investment bank underwriting the Public Offering, been distributed to the Limited Partners pursuant to Section 4.1 and subject to the terms of any Restricted Unit Agreement, after taking into account all prior Distributions and assuming any vesting of the unvested Common Series C Units held by employees or consultants at the time of such Public Offering that would vest upon the Recapitalization in accordance with the express terms of any written agreement between the Partnership and any of its Subsidiaries and any other employees or consultants, if any.

11.2 Demand Registrations.

(a) Subject to the provisions of this Article XI, the Apax Requesting Holders shall have the right (the “Demand Right”) to request registration under the Securities Act of all or any portion of the Registrable Securities held by such Person(s) by delivering a written notice to the principal business office of the Partnership, which notice, if submitted by the Apax Requesting Holders shall identify the Apax Requesting Holders and shall specify the number of Registrable Securities to be included in such registration (the “Registration Request”). Upon exercise by the Apax Requesting Holders of any Demand Right, each of the other holders of Registrable Securities shall have the right to request registration of its Registrable Securities in connection with such Demand Registration. The Partnership shall give prompt written notice of such Registration Request (the “Registration Notice”) to all other holders of Registrable Securities and shall thereupon use its best efforts to effect the registration (a “Demand Registration”) under the Securities Act on any form available to the Partnership of:

(i) the Registrable Securities requested to be registered by the Apax Requesting Holders and all other Registrable Securities which the Partnership has received a written request from the other holders of Registrable Securities to register within 20 days after the Registration Notice is given;

(ii) any securities of the Partnership proposed to be included in such registration by the Partnership for its own account; and

(iii) any Units of the Partnership proposed to be included in such registration by the holders of any registration rights granted other than pursuant to this Agreement (“Other Registration Rights”).

(b) A registration undertaken by the Partnership at the request of the Apax Requesting Holders shall not count as a Demand Registration for purposes of Section 11.2(d):

(i) if, pursuant to such request, the Apax Requesting Holders fail to register and sell at least 80% of the Registrable Securities requested to be included in such registration by such Person(s) exercising the Demand Right; or

(ii) if the Apax Requesting Holders withdraw a Registration Request (1) upon the determination of the Board of Directors to postpone the filing or effectiveness of a Registration Statement pursuant to Section 11.2(d) or (2) upon the recommendation of the managing underwriter of such offering due to discovery of a material adverse development regarding the Partnership or its Subsidiaries or general adverse economic or market conditions which, in such underwriter’s opinion and in either case, are reasonably likely to materially and adversely affect the price that could be obtained for such securities or the marketability thereof.

(c) If the Demand Registration is an underwritten offering and the managing underwriter advises the Partnership in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering, or the marketability of such securities, then the Partnership shall include in such registration in the following order of priority:

(i) first, the greatest number of Registrable Securities proposed to be registered by the Person(s) exercising a Demand Right and the other holders of

Registrable Securities that requested to have their Registrable Securities registered in such Demand Registration, which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among such holders of Registrable Securities based on the number of Registrable Securities held by such holder of Registrable Securities (or, if any holder of Registrable Securities does not request to include its ratable share, such excess shall be allocated ratably among those holders of Registrable Securities requesting to include more than their allocable share). Notwithstanding the foregoing, no Registrable Securities shall be included in the IPO without the prior written consent of the Majority Apax Holders;

(ii) second, after all Registrable Securities that such holders of Registrable Securities propose to register, the greatest number of securities proposed to be registered by Persons with Other Registration Rights which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share); and

(iii) third, after all securities that the holders of Registrable Securities and then the Persons with Other Registration Rights propose to register, the greatest number of securities proposed to be registered by the Partnership for its own account, which in the opinion of such underwriters can be so sold; provided, however, that the Partnership shall have the right (the “Priority Right”) to receive priority over all Persons with Other Registration Rights in any Demand Registration to be effected under this Section 11.2 with respect to securities that the Partnership proposes to include in such registration for its own account by giving written notice of its election to exercise such Priority Right to such Persons and to the Person(s) exercising a Demand Right; and thereafter, to Persons with Other Registrable Securities.

(d) The Partnership shall be obligated to effect a maximum of five (5) Demand Registrations on Form S-1 (or similar long-form registration forms) and an unlimited number of registrations on Form S-3 (or similar short-form registration forms) for the Apax Group. The Partnership shall not be obligated to effect any Demand Registration within a period of six (6) months after the effective date of any previous Registration Statement. The Partnership may defer not more than two (2) times for a period not to exceed 90 days in the aggregate during any 12-month period from each receipt of the request to file a Registration Statement for a Demand Registration if the Board of Directors in good faith determines that such Demand Registration might reasonably be expected to have a materially adverse effect on any proposal or plan by the Partnership or any of its Subsidiaries to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other material transactions; provided, that in such event, the Apax Requesting Holders shall be entitled to withdraw such request and, if such request is withdrawn, such Demand Registration shall not count as a Demand Registration of such Person(s).

(e) In connection with any Demand Registration pursuant to this Section 11.2, each party to this Agreement shall vote, or cause to be voted, all Equity Securities over which it has the power to vote or direct the voting to effect any stock or unit split which, in the opinion of the managing underwriter, is necessary to facilitate the effectiveness of such Demand Registration.

(f) Any holder of Registrable Securities shall be entitled to withdraw such holder’s request to participate in any Demand Registration that is an underwritten offering at any time prior to the execution and delivery of the related underwriting agreement.

11.3 Piggyback Registration.

(a) Whenever the Partnership proposes to register any Registrable Securities pursuant to a Registration Statement under the Securities Act for its own account or for the account of any holder of Registrable Securities (other than (i) pursuant to a Demand Registration which shall be governed by Section 11.2), (ii) pursuant to a registration statement on Form S-4 or S-8 or any similar or successor form, (iii) in connection with a registration the primary purpose of which is to register debt securities (i.e., in connection with a so-called “equity-kicker”), and (iv) in connection with a business acquisition or combination, or an employee benefit plan) (a “Piggyback Registration”), the Partnership shall give prompt notice to all holders of Registrable Securities of its intention to effect such a registration and of such holders’ rights under this Section 11.3. Upon the written request of any holder of Registrable Securities (which request shall specify the Registrable Securities intended to be disposed of by such holder and the intended method of disposition thereof), the Partnership shall include in such registration (subject to the limitations and priorities set forth in this Agreement) all Registrable Securities requested to be registered pursuant to this Section 11.3 with respect to which the Partnership has received written requests for inclusion therein within 20 days after the receipt of the Partnership’s notice; provided, that any such holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b) If the Piggyback Registration is an underwritten offering and the managing underwriter advises the Partnership in writing that in its opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering without adversely affecting the distribution of the securities being offered, the price that will be paid in such offering or the marketability of such securities, then the Partnership shall include in such Piggyback Registration the Registrable Securities and other securities of the Partnership in the following order of priority:

(i) first, the greatest number of securities of the Partnership proposed to be included in such registration by the Partnership for its own account, which in the opinion of such underwriters can be so sold;

(ii) second, after all of the securities that the Partnership proposes to register, the greatest number of Registrable Securities proposed to be registered by the Limited Partners holding such Registrable Securities which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the Limited Partners based on the amount of Registrable Securities held by each such Limited Partner (or, if any Limited Partner does not request to include its ratable share, such excess shall be allocated ratably among those Limited Partners requesting to include more than their allocable share); and

(iii) third, after all Registrable Securities that the Limited Partners propose to register, the greatest number of securities held by Persons with Other Registration Rights requested to be registered by the holders thereof which in the opinion of such underwriters can be so sold, such amount to be allocated ratably among the respective holders thereof based on the amount of securities held by each such holder (or, if any holder does not request to include its ratable share, such excess shall be allocated ratably among those holders requesting to include more than their allocable share).

11.4 Holdback Agreements.

(a) Each Limited Partner agrees not to effect any Public Sale of any Equity Securities of the Partnership, during the period beginning seven (7) days prior to, and ending 180 days after (or for such shorter period as to which the managing underwriter(s) may agree), the date of the underwriting agreement of each underwritten offering made pursuant to a Registration Statement other than Registrable Securities sold pursuant to such underwritten offering.

(b) The Partnership agrees not to effect any Public Sale or distribution of its Equity Securities during the seven (7) days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration (or for such shorter period as to which the managing underwriter or underwriters may agree), except as part of such Demand Registration or in connection with any employee benefit or similar plan, any dividend reinvestment plan, or a business acquisition or combination.

11.5 Registration Procedures. In connection with the registration of any Registrable Securities, the Partnership shall effect such registrations to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Partnership shall as expeditiously as possible:

(a) prepare and file with the SEC a Registration Statement or Registration Statements on a form available for the sale of the Registrable Securities by the holders thereof in accordance with the intended method of distribution thereof, and use its best efforts to cause each such Registration Statement to become effective;

(b) prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for a period ending on the earlier of (i) 90 days from the effective date and (ii) such time as all of such securities have been disposed of in accordance with the intended method of disposition thereof, or such other time period determined by the Board of Directors; cause the related prospectus to be supplemented by any required prospectus supplement and, as so supplemented, to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to it with respect to the disposition of all securities covered by such Registration Statement as so amended or in such prospectus as so supplemented;

(c) notify each holder of Registrable Securities promptly, and confirm such notice in writing, (i) when a prospectus or any prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective, (ii) of the issuance by the SEC of any stop order (or threat of such issuance of a stop order) suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of any preliminary prospectus, (iii) if, at any time when a prospectus is required by the Securities Act to be delivered in connection with sales of Registrable Securities, the Partnership becomes aware that the representations and warranties of the Partnership contained in any agreement (including any underwriting agreement) contemplated by Section 11.5(j) cease to be true and correct in all material respects, (iv) of the receipt by the Partnership of any notification with respect to the suspension of the qualification or exemption from qualification of a Registration Statement or any of the Registrable Securities for offer or sale in any jurisdiction, and (v) if the Partnership becomes aware of the happening of any event that makes any statement made in such Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents so that, in the case of such Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(d) use its best efforts to prevent the issuance of any order suspending the effectiveness of a Registration Statement or of any order preventing or suspending the use of a prospectus or suspending the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, and, if any such order is issued, to obtain the withdrawal of any such order at the earliest possible moment;

(e) furnish, upon request, to each holder of Registrable Securities to be included in such registration and the underwriter or underwriters, if any, without charge, one original copy and such number of conformed copies of the registration statement and any post-effective amendment thereto, and such number of copies of the prospectus (including each preliminary prospectus and each prospectus filed under Rule 424 under the Securities Act), any amendments or supplements thereto and any documents incorporated by reference therein, as such holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities being sold by such holder (it being understood that the Partnership consents to the use of the prospectus and any amendment or supplement thereto by each holder of Registrable Securities covered by such registration statement and the underwriter or underwriters, if any, in connection with the Public Offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto);

(f) if requested by the managing underwriter or underwriters or any holder of Registrable Securities to be included in such registration in connection with any sale pursuant to a registration statement, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to such underwriting as the managing underwriter or underwriters or such holder reasonably requests to be included therein; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment;

(g) in connection with any sale pursuant to a registration, cooperate with the holders of Registrable Securities to be included in such registration and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing securities to be sold under such registration, and enable such securities to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, or such holders may request;

(h) prior to any Public Offering of Registrable Securities, to use its best efforts to (1) register or qualify, and cooperate with each holder of Registrable Securities, the underwriters (if any), the sales agents, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any holder of Registrable Securities or the managing underwriters reasonably request in writing and (2) to cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership and do any and all other acts and things that may be reasonably necessary or advisable to enable any holder of Registrable Securities to consummate the disposition of the Registrable Securities owned by such holder; provided, however, that the Partnership shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 11.5(h), (ii) subject itself to taxation in any jurisdiction or (iii) consent to general service of process in any such jurisdiction where it is not then so subject;

(i) upon the occurrence of any event contemplated by Section 11.5(c)(v), as promptly as practicable prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(j) enter into an underwriting agreement in such form, scope and substance as is customary in underwritten offerings and take all such other actions as are reasonably requested by the managing or sole underwriter in order to expedite or facilitate the registration or the disposition of such Registrable Securities, and in such connection, (i) make such representations and warranties to the underwriters with respect to the business of the Partnership and its Subsidiaries, and the Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested; (ii) obtain opinions of counsel to the Partnership and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters), addressed to the underwriters covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by underwriters; (iii) obtain “cold comfort” letters and updates thereof from the independent certified public accountants of the Partnership (and, if necessary, any other independent certified public accountants of any Subsidiary of the Partnership or of any business acquired by the Partnership for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each of the underwriters, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters in connection with underwritten offerings; and (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures no less favorable to the holders of Registrable Securities than those set forth in Section 11.7 (or such other provisions and procedures acceptable to holders of a majority of the Registrable Securities covered by such Registration Statement and the managing underwriters or agents) with respect to all parties to be indemnified pursuant to said Section (and each of the foregoing shall be done at each closing under such underwriting agreement, or as and to the extent required thereunder);

(k) comply with all applicable rules and regulations of the SEC and make generally available to the holders of Registrable Securities an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than the time prescribed under Regulation S-X (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Partnership after the effectiveness of a Registration Statement, which statements shall cover said 12-month periods;

(l) use its best efforts to cause all such Registrable Securities covered by such registration statement to be listed on the principal securities exchange on which Units are then listed (if any), if the listing of such Registrable Securities is then permitted under the rules of such exchange, or (ii) if no Registrable Securities are then so listed, use its best efforts to, either (as the Partnership may elect) (x) cause all such Registrable Securities to be listed on a national securities exchange or (y) secure designation of all such Registrable Securities as a NASDAQ “national market system security” within the meaning of Rule 11Aa2-1 or, failing that, to secure NASDAQ authorization for such Units and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Units with the Financial Industry Regulatory Authority (“FINRA”); and

(m) if requested by the Majority Apax Holders in connection with any Demand Registration, use its commercially reasonable efforts to cause to be included in such registration Registrable Securities having an aggregate value (based on the midpoint of the proposed offering price range specified in the registration statement used to offer such securities) of up to $50 million, to be offered in a primary offering of the Partnership’s securities contemporaneously with such offering of Registrable Securities.

The Partnership may require each holder of Registrable Securities as to which any registration is being effected to furnish to the Partnership such information regarding such holder and the distribution of such Registrable Securities as the Partnership may, from time to time, reasonably request in writing; provided, that such information shall be used only in connection with such registration. The Partnership may exclude from such registration the Registrable Securities of any holder who unreasonably fails to furnish such information promptly after receiving such request. The Partnership shall permit any holder of Registrable Securities that, in such holder’s judgment, may be deemed to be an underwriter or controlling person of the Partnership, to participate in the preparation of the Registration Statement and to require the insertion therein of material, furnished to the Partnership in writing, which in the reasonable judgment of such holder and its counsel should be included. Each holder agrees that, upon receipt of any notice from the Partnership of the happening of any event of the kind described in Section 11.5(c)(ii), 11.5(c)(iv) or 11.5(c)(v), such holder shall forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or prospectus until such holder’s receipt of the copies of the supplemented or amended prospectus contemplated by this Section 11.5, or until it is advised in writing by the Partnership that the use of the applicable prospectus may be resumed, and has received copies of any amendments or supplements thereto.

11.6 Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by the Partnership shall be borne by the Partnership, whether or not any Registration Statement is filed or becomes effective, including all registration and filing fees, including fees with respect to filings required to be made with FINRA in connection with an underwritten offering and fees and expenses of compliance with state securities or “blue sky” laws, printing expenses, messenger, telephone and delivery expenses, fees and disbursements of custodians, fees and expenses of counsel for the Partnership, fees and expenses of all independent certified public accountants referred to in Section 11.5(j), underwriters’ fees and expenses (excluding discounts, commissions, or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or any other commissions or legal fees incurred by holders of Registrable Securities (other than the Apax Group)), Securities Act liability insurance, if the Partnership so desires such insurance, internal expenses of the Partnership, the expense of any annual audit or interim review, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange, and the fees and expenses of any Person, including special experts, retained by the Partnership.

11.7 Indemnification. In the event any Registrable Securities are included in a registration statement pursuant to this Article XI:

(a) To the fullest extent permitted by law, the Partnership will indemnify and hold harmless each Limited Partner joining in a registration, any underwriter (as defined in the Securities Act) for it, and each Person, if any, who controls such Limited Partner or such underwriter within the meaning of the Securities Act, from and against any losses, claims, damages, expenses (including reasonable attorneys’ fees and expenses and reasonable costs of investigation) or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based on any untrue or alleged untrue statement of any material fact contained in such registration statement including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading in light of the circumstances under which they were made or arise out of any violation by the Partnership of any rule or regulation promulgated under the Securities Act applicable to the Partnership and relating to action or inaction required of the Partnership in connection with any such registration, provided that the indemnity agreement contained in this Section 11.6 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Partnership (which consent shall not be unreasonably withheld), nor shall the Partnership be liable to anyone for any such loss claim, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus or amendments or supplements thereto in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Limited Partner, underwriter or control person. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Limited Partner, underwriter or control person and shall survive the transfer of such securities by such Limited Partner.

(b) To the fullest extent permitted by law, each Limited Partner joining in a registration shall, severally and not jointly, indemnify and hold harmless the Partnership, each of the directors, officers and employees of the General Partner who has signed the registration statement, each Person, if any, who controls the Partnership within the meaning of the Securities Act, and each agent and any underwriter for the Partnership and any Person who controls any such agent or underwriter and each other Limited Partner and any Person who controls such Limited Partner (within the meaning of the Securities Act) against any losses, claims, damages or liabilities to which the Partnership or any such director, officer, control person, agent, underwriter or other Limited Partner may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon an untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, preliminary or final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by such Limited Partner with respect to such Limited Partner expressly for use in connection with such registration, and such Limited Partner, severally and not jointly, shall reimburse any legal or other expenses reasonably incurred by the Partnership or any such director, officer, control person, agent, underwriter or other Limited Partner in connection with investigating or defending any such loss, claim, damage, liability or action, provided that the indemnity obligation of each such Limited Partner hereunder shall be limited to and shall not exceed the proceeds actually received by such Limited Partner upon a sale of Registrable Securities pursuant to a registration statement hereunder, and provided, further that the indemnity agreement contained in this Section 11.2(b) shall not apply to amounts paid in settlements effected without the consent of such Limited Partner (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Partnership or any such director, officer, Limited Partner, underwriter or control person and shall survive the transfer of such securities by such Limited Partner.

(c) Any Person seeking indemnification under this Section 11.7 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification, but the failure to give such notice will not affect the right to indemnification hereunder, except to the indemnifying party is prejudiced by such failure and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties. In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense. The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation. An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d) If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Article XI, then each indemnifying party shall contribute to the amount, paid or payable by the indemnified party as a result of such loss, claim, damage expense or liability in such proportion as is appropriate to reflect the relative benefits received by the Partnership, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the Partnership and any applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.

11.8 Rules 144 and 144A. At all times after the Partnership effects its Initial Public Offering, the Partnership shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder (or, if the Partnership is not required to file such reports, it shall, upon the request of any holder of Registrable Securities, make publicly available other information so long as such information is necessary to permit sales under Rule 144A), and shall take such further action as any holder of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holder to sell (subject to any restrictions on Transfers hereunder) Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A. Upon the request of any holder of Registrable Securities, the Partnership shall deliver to such holder a written statement as to whether it has complied with such requirements.

11.9 Underwritten Registrations. No holder of Registrable Securities may participate in any underwritten registration effected pursuant hereto unless such holder (a) agrees to sell such holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

11.10 Books and Records. The Partnership (or its designee) shall keep (a) correct and complete books and records of account, and (b) minutes of the proceedings of meetings of the Partners. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being converted into written form within a reasonable time. Each Limited Partner shall have the right to receive information regarding the Partnership in accordance with Section 17-305 of the Delaware Act.

11.11 VCOC Compliance. Each Apax VCOC Partner shall have the right to receive (i) annually (as soon as available but within 90 calendar days after the end of each fiscal year) consolidated statements of income and cash flows of each of the General Partner, the Partnership and each of their respective Subsidiaries for each such fiscal year, and consolidated balance sheets of the General Partner, the Partnership and each of their respective Subsidiaries as of the end of each such fiscal year, all prepared in accordance with applicable generally accepted accounting principles; (ii) quarterly (as soon as available but in any event within 45 days after the end of such quarter) consolidated statements of income and cash flows of each of the General Partner, the Partnership and each of their respective Subsidiaries for each calendar quarter, and consolidated balance sheets of each of the General Partner, the Partnership and each of their respective Subsidiaries as of the end of each such calendar quarter, all prepared in accordance with applicable generally accepted accounting principles; (iii) any reports which the General Partner, the Partnership and each of their respective Subsidiaries is required to prepare by law or under the terms of any loan agreement; and (iv) any such financial or other information of the General Partner, the Partnership and each of their respective Subsidiaries as such Apax VCOC Partnership may reasonably request.

ARTICLE XII

GENERAL PROVISIONS

12.1 Power of Attorney. Each Partner hereby constitutes and appoints the General Partner and the liquidators, with full power of substitution, as his, her or its true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (a) this Agreement, all certificates and other instruments and all amendments thereof in accordance with the terms hereof that the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the liquidators deem appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (d) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article III or Article IV. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, Bankruptcy, insolvency or termination of any Partner and the Transfer of all or any portion of his, her or its Units and shall extend to such Partner’s heirs, successors, assigns and personal representatives.

12.2 Amendment. Except as otherwise expressly provided herein, this Agreement may be amended, modified, or waived only by the General Partner; provided, that if any such amendment, modification or waiver would adversely affect in any material respect any Partner or group of Partners disproportionately to the other Partners, such amendment, modification, or waiver shall also require the written consent of the Partner or the majority-in-interest of the group of Partners so adversely affected.

12.3 Remedies. Each Limited Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies that such Person has been granted at any time under any other agreement or contract and all of the rights that such Person has under any applicable law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security) to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by applicable law.

12.4 Successors and Assigns. All covenants and agreements contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective Successors in Interest; provided that no Person claiming by, through or under a Partner (whether as such Partner’s Successor in Interest or otherwise), as distinct from such Partner itself, shall have any rights as, or in respect to, a Partner (including the right to approve or vote on any matter or to notice thereof).

12.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.6 Counterparts. This Agreement may be executed simultaneously in two or more separate counterparts, any one of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

12.7 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

12.8 Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth on the Schedule of Partners attached hereto, or in the Partnership’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the General Partner or the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.5, with a copy to Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel.

12.9 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement or security agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership profits, losses, Distributions, capital or property other than as a secured creditor.

12.10 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

12.11 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES HERETO EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERE MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

12.12 Further Action. The parties agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

12.13 Entire Agreement. This Agreement, those documents expressly referred to herein and other documents dated as of the Effective Date related to the subject matter hereof embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

12.14 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

12.15 Survival. Sections 5.4, 6.3, 7.5, 8.4, 12.7, 12.8, 12.9, 12.11, 12.15, 12.16 and 12.17 shall survive and continue in full force in accordance with its terms, notwithstanding any termination of this Agreement or the dissolution of the Partnership.

12.16 Confidentiality.

(a) The Partnership shall not, nor shall it permit any Subsidiary to, disclose any Partner’s name or identity as an investor in the Partnership in any press release or other public announcement or in any document or material filed with any Governmental Entity, without the prior written consent of such Partner, which shall not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure the Partnership shall give written notice to such Partner describing in reasonable detail the proposed content of such disclosure and shall permit such Partner to review and comment upon the form and substance of such disclosure and allow such Partner to seek confidential treatment therefor.

(b) Each Partner expressly agrees to maintain, for so long as such Person is a Partner and for two years thereafter, the confidentiality of, and not to disclose to any Person other than the Partnership (and any successor of the Partnership or any Person acquiring (whether by merger, consolidation, sale, exchange or otherwise) all or a material portion of the assets or Equity Securities of the Partnership or any of its Subsidiaries), another Partner or a

Person designated by the Partnership or any of their respective financial planners, accountants, attorneys or other advisors, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Partnership or any of its Subsidiaries that shall not be generally known to the public, except (i) as otherwise required by applicable law or by any regulatory or self-regulatory organization having jurisdiction or by order of a court of competent jurisdiction, in which case (except with respect to disclosure that is required in connection with the filing of federal, state and local tax returns) prior to making such disclosure such Partner shall give written notice to the Partnership describing in reasonable detail the proposed content of such disclosure and shall permit the Partnership to review and comment upon the form and substance of such disclosure and allow the Partnership to seek confidential treatment therefor, and (ii) in the case of any Partner who is employed by the Partnership or any of its Subsidiaries, in the ordinary course of his or her duties to the Partnership or any of its Subsidiaries; provided, however, that a Partner may report to its stockholders, limited partners, members or other owners, as the case may be, regarding the general status of its investment in the Partnership (without disclosing specific confidential information). Notwithstanding the provisions of this Section 12.16 to the contrary, if any holder of Common Units desires to undertake any Transfer of its Units permitted by this Agreement, such holder may, upon the execution of a confidentiality agreement (in form reasonably acceptable to the Partnership’s legal counsel) by any bona fide potential Transferee, disclose to such potential Transferee information of the sort otherwise restricted by this Section 12.16 if such holder reasonably believes such disclosure is necessary for the purpose of Transferring such Units to the bona fide potential Transferee.

12.17 Reimbursement of Expenses. The Partnership shall pay all fees and expenses incurred by the General Partner.

[END OF PAGE]

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

GENERAL PARTNER:

EAGLE GP, INC.

By:

Name: Kathleen M. Crusco
Title: Secretary

[Signatures continued on next page]

Signature Page to Eagle Topco LP Amended and Restated Partnership Agreement

LIMITED PARTNERS:

/s/ Richard Rich
Richard Rich

Denise Fallaize

[Signatures continued on next page]

Signature Page to Eagle Topco LP Amended and Restated Partnership

APAX US VII, L.P.

BY: APAX US VII GP, L.P. ITS
GENERAL PARTNER

BY: APAX US VII GP,.
ITS GENERAL PARTNER

By:	/s/ John F. Megrue, Jr.
Name: John F. Megrue, Jr.
Title: Chief Executive Officer

APAX EUROPE VII NOMINEES LTD.

Per:	/s/ Ian Jones

Name	Ian Jones

Title:	Director

And	/s/ Salim Nathoo

Name	Salim Nathoo

Title: Director

[Signatures continued on next page]

Signature Page to Eagle Topco LP Amended and Restated Partnership

APAX EUROPE VI NOMINEES LTD.

Per: /s/ Ian Jones

Name	Ian Jones

Title:	Director

And	/s/ Salim Nathoo

Name	Salim Nathoo

Title:	Director

,Signature Page to Eagle Tapco LP Amended and Restated Partnership Agreement

EAGLE AIV LP

BY:	APAX EUROPE VII AIV GP CO. LIMITED GENERAL PARTNER

By:	/s/ Denise Fallaize

Name: Denise Fallaize

Title: Director

Signature Page to Eagle Tope°. LP Amended and Restated Partnership Agreement

SCHEDULE OF UNITS

(AS OF DECEMBER 9, 2011)

Partners	Common Series A Units		Common Series B Units		Common Series C Units		Aggregate Number of Units	Aggregate Capital Contributions
	Number of Units	Capital Contribution	Number of Units	Capital Contribution	Number of Units	Capital Contribution
Richard Rich	.3500	$1.00	0	0	0	0	.3500	$1.00
Denise Fallaize	.3500	$1.00	0	0	0	0	.3500	$1.00
Apax Europe VII Nominees Limited	147,228,678.2402	$420,647,056.60	0	0	0	0	147,228,678.2402	$420,647,056.60
Eagle AIV LP	23,195,878.1282	$66,272,943.40	0	0	0	0	23,195,878.1282	$66,272,943.40
Apax US VII L.P.	12,950,194.2529	$37,000,000.00	0	0	0	0	12,950,194.2529	$37,000,000.00
Apax Europe VI Nominees Limited	43,078,646.1797	$123,080,000.00	0	0	0	0	43,078,646.1797	$123,080,000.00

Total	226,453,397.5010	$647,000,002.00	0	0	0	0	226,453,397.5010	$647,000,002.00

SCHEDULE OF PARTNERS

(AS OF DECEMBER 9, 2011)

Name of Partner	Address of Partner
General Partner:

Eagle GP, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attn: Jason Wright

Facsimile No.: (646) 390-6292

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel

Facsimile No.: (212) 446 6460

Limited Partners:

Richard Rich

PO Box 10300

Grand Cayman KY1-1003

Cayman Islands

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel

Facsimile No.: (212) 446 6460

Denise Fallaize	c/o Apax Partners Guernsey Limited Third Floor Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ Attn: Denise Fallaize Facsimile No.: +44 1481 810 099

Name of Partner	Address of Partner
With a copy to (which shall not constitute notice): Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel Facsimile No.: (212) 446 6460

Apax Europe VII Nominees Limited

c/o Apax Partners, L.P.

33 Jermyn Street

London SW1Y 6DN

Attn: Richard Newton

Facsimile No.: +44 20 7666 6441

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel

Facsimile No.: (212) 446 6460

Apax US VII L.P.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attn: Jason Wright

Facsimile No.: (646) 390-6292

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel

Facsimile No.: (212) 446 6460

Apax Europe VI Nominees Limited	c/o Apax Partners, L.P. 33 Jermyn Street London SW1Y 6DN Attn: Richard Newton Facsimile No.: +44 20 7666 6441

iiiii

Name of Partner	Address of Partner
With a copy to (which shall not constitute notice): Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel Facsimile No.: (212) 446 6460

Eagle AIV LP

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Attn: Jason Wright

Facsimile No.: (646) 390-6292

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attn: Kirk A. Radke, Eunu Chun and Ariel Yehezkel

Facsimile No.: (212) 446 6460